Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

PACIFIC CAPITAL BANCORP

AND

PACIFIC CREST CAPITAL, INC.

Dated as of October 16, 2003

i

EXHIBITS

Exhibit “A”	-	Agreement and Plan of Merger between Newco and PCCI and joined in by PCBC and PCBNA

Exhibit “B”	-	Form of Optionee Agreement

Exhibit “C”	-	Opinion Matters of Counsel to PCCI

Exhibit “D”	-	Form of Estoppel Certificate

Exhibit “E”	-	Form of Employment Agreement

Exhibit “F”	-	Opinion Matters of Delaware Counsel to PCCI

v

SCHEDULES

Schedule 3.01	-	Other Equity Investments

Schedule 3.02	-	Information Regarding the Trusts and the Trust Preferred Securities

Schedule 3.04	-	PCCI Stock Option Plans and Other Securities

Schedule 3.06	-	Financial Statement Matters

Schedule 3.07	-	Undisclosed Liabilities

Schedule 3.09	-	Consents and Approvals

Schedule 3.10	-	Liens, Mortgages, Security Interests and Encumbrances

Schedule 3.11	-	Certain Changes or Events

Schedule 3.12	-	Leases, Contracts and Agreements

Schedule 3.13	-	Tax Matters

Schedule 3.14	-	Insurance Matters

Schedule 3.16	-	Proprietary Rights

Schedule 3.17	-	Transactions with Insiders

Schedule 3.29	-	Employee Matters

Schedule 3.30(a)	-	Employee Plans

Schedule 3.30(c)	-	Employee Plans Holding Securities and Providing Benefits After Termination

Schedule 3.30(f)	-	Employee Plan Changes or Events

Schedule 3.30(g)	-	Accelerated Payments

Schedule 4.05	-	PCBC Consents and Approvals

Schedule 5.08(l)	-	Changes in Compensation and Employee Plans

Schedule 6.15	-	Changes to be Made to the SERP

Schedule 12.01(b)	-	Brokers, Finders, Etc.

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 16th day of October, 2003, by and between Pacific Capital Bancorp, a California corporation with its principal offices in Santa Barbara, California  (“PCBC”), and Pacific Crest Capital, Inc., a Delaware corporation with its principal offices in Agoura Hills, California (“PCCI”).

W I T N E S S E T H :

WHEREAS, PCCI owns all of the stock of Pacific Crest Bank, a California banking corporation (the “Bank”); and

WHEREAS, PCBC owns all of the stock of Pacific Capital Bank, National Association, a national banking association (“PCBNA”); and

WHEREAS, PCBC desires to acquire all of the issued and outstanding shares of voting common stock, par value $0.01 per share, of PCCI, which represents all of the issued and outstanding shares of capital stock of PCCI (the “PCCI Common Stock”), in exchange for cash through the merger of a wholly owned direct or indirect subsidiary of PCBC (“Newco”) with and into PCCI, with PCCI surviving the merger (the “Merger”); and

WHEREAS, PCBC and PCCI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of PCBC, PCCI and their respective stockholders; and

WHEREAS, PCBC and PCCI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of PCBC and PCCI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, PCBC and PCCI undertake, promise, covenant and agree with each other as follows:

ARTICLE I.
PCBC’S ACQUISITION OF PCCI

Section 1.01.                             Merger of Newco with and into PCCI.  Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger (the “Merger Agreement”) by and between Newco and PCCI, a form of which is attached as Exhibit “A”, at the Effective Time (as defined in Section 2.01), PCBC shall cause Newco to merge with and into PCCI in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”).  PCCI shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.  Upon consummation of the Merger, the separate corporate existence of Newco shall cease.

Section 1.02.                             Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.  The name of the Surviving Corporation shall be “Pacific Crest Capital, Inc.”.  The existing offices and facilities of PCCI immediately preceding the Merger shall be the principal offices and facilities of the Surviving Corporation following the Merger.

Section 1.03.                             Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws of PCCI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.04.                             Directors and Officers.  The directors and officers, respectively, of Newco at the Effective Time shall become the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05.                             Effect on Capital Stock.  At the Effective Time by virtue of this Agreement and without any further action on the part of PCBC, PCCI, Newco, or any holder of PCCI Common Stock:

(a)                                  Each share of PCCI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PCCI Common Stock that are (A) owned, directly or indirectly, by PCCI, the Bank or PCBC or any of its Subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.05(c)) or (B) held by stockholders who perfect their appraisal rights pursuant to Section 262 of the DGCL (herein referred to as “Dissenting Shares”)), shall be converted into the right to receive cash consideration (the “Per Share Consideration”) of $26.00.  All of the shares of PCCI Common Stock converted into the Per Share Consideration pursuant to this Section 1.05(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of PCCI Common Stock shall thereafter represent the right to receive the Per Share Consideration as set forth in this Section 1.05(a).  Certificates previously representing shares of PCCI Common Stock shall be exchanged for the Per Share Consideration upon the surrender of such Certificates in accordance with Section 1.06, without any interest thereon.

(b)                                 Dissenting Shares shall not be converted as described in  Section 1.05(a), but from and after the Effective Time shall represent only the right to receive such value as may be determined pursuant to Section 262 of the DGCL.

(c)                                  All shares of PCCI Common Stock that are owned, directly or indirectly, by PCCI, the Bank or PCBC or any of its Subsidiaries (other than (i) shares of PCCI

Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (collectively, the “Trust Account Shares”) and (ii) shares of PCCI Common Stock held in respect of a debt previously contracted (collectively, the “DPC Shares”)) shall be canceled and shall cease to exist and no other consideration shall be delivered in exchange therefor.

(d)                                 At the Effective Time, the stock transfer books of PCCI shall be closed, and no transfer of PCCI Common Stock theretofore outstanding shall thereafter be made.

(e)                                  Each share of common stock, par value $0.01  per share, of Newco, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.06.                             Exchange Procedures; Surrender of Certificates.

(a)                                  The Trust Department of PCBNA (or any successor in interest) shall act as the Paying Agent in the Merger (the “Paying Agent”).

(b)                                 As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Paying Agent shall mail to each holder of record as of the Effective Time of one or more Certificates (as indicated on the stockholders’ list to be delivered to Paying Agent in accordance with Section 2.02(i) hereof, each a “PCCI Stockholder”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration into which the shares of PCCI Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and the Merger Agreement (the “Transmittal Materials”).

(i)                                     Promptly after receipt of such Transmittal Materials, the Paying Agent shall review the Transmittal Materials in order to verify proper completion and execution thereof.

(ii)                                  Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with such properly completed and executed Transmittal Materials, the holder of such Certificate shall be entitled to receive from the Paying Agent in exchange therefor the Per Share Consideration, in the amount set forth in Section 1.05(a) and the Certificate so surrendered shall forthwith be canceled.  Promptly following receipt of the Transmittal Materials, the Paying Agent shall forward the Per Share Consideration to each PCCI Stockholder who has properly surrendered the Transmittal Materials to the Paying Agent.  Until so surrendered, each Certificate shall be deemed for all purposes, subject only to Section 262 of the DGCL, to evidence solely the right to receive the Per Share Consideration from PCBC as described in Section 1.05.

(iii)                               PCCI Stockholders shall be entitled to receive their Per Share Consideration only following receipt by the Paying Agent of properly completed Transmittal Materials.  In the event that the Transmittal Materials contain an error, are incomplete or are not accompanied by all appropriate Certificates, then the Paying Agent will notify such PCCI Stockholder promptly of the need for further information.

(c)                                  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the PCCI Stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by PCBC in its sole discretion, the posting by such person of a bond in such amount as PCBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof pursuant to this Agreement.

(d)                                 Neither the Paying Agent nor any other party to this Agreement shall be liable to any holder of any Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(e)                                  PCBC and the Paying Agent shall be entitled to rely upon the stock transfer books of PCCI to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, PCBC and the Paying Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 1.07.                             Exchange of PCCI Stock Options.

(a)                                  Immediately prior to the Effective Time, PCCI shall pay cash to the holder (the “Optionee”) of each outstanding unexercised option (a “PCCI Stock Option”) issued pursuant to the 1993 Pacific Crest Capital, Inc. Equity Incentive Plan, as amended, or the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan (collectively, the “PCCI Stock Option Plans”), whether or not vested, who has delivered the Optionee Agreement (as defined in Section 5.24 of this Agreement), in an amount equal to (i) the difference (if a positive number) between (A) the Per Share Consideration, and (B) the exercise price of such PCCI Stock Option multiplied by (ii) the number of shares of PCCI Common Stock covered by such PCCI Stock Option (net of all applicable withholding and payroll taxes with respect to amounts paid pursuant to this Section 1.07) (“Stock Option Consideration”).  Any payment pursuant to this Section 1.07(a) shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing contained in Articles VII and VIII.

(b)                                 At the Effective Time, pursuant to a resolution duly adopted by PCCI’s Board of Directors in accordance with Section 16(b) of the 1993 Pacific Crest Capital, Inc. Equity Incentive Plan, as amended, and Section 15(b) of the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan (the “Board Stock Option Resolution”), each PCCI Stock

Option granted that is outstanding and unexercised shall be proportionately adjusted such that each PCCI Stock Option shall cease to represent a right to acquire shares of PCCI Common Stock and shall instead, as adjusted, represent the right to receive upon exercise and delivery of the applicable exercise price an amount in cash equal to the Per Share Consideration.

Section 1.08.                             Paying Agent.

(a)                                  Prior to the Effective Time, PCBC shall deposit, or shall cause PCBNA to deposit, in trust with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 1.05(a) hereof to PCCI Stockholders who are entitled to receive the Per Share Consideration.  The deposit made pursuant to the preceding sentence is hereinafter referred to as the “Payment Fund.”  PCBC shall deliver or shall cause the Paying Agent to deliver to PCCI written confirmation of such deposit.

(b)                                 Prior to the Effective Time, PCBC and/or PCBNA, on the one hand, and PCCI, on the other hand, shall enter into an agreement (the “Payment Agreement”) with the Paying Agent.  The Payment Agreement shall provide, among other things, that (i) the Paying Agent shall maintain the Payment Fund as a separate fund to be held for the benefit of PCCI Stockholders, (ii) any portion of the Payment Fund that has not been paid to PCCI Stockholders pursuant to Section 1.06 prior to the date which is six months from the Effective Time shall be paid to PCBC, or at PCBC’s election, PCBNA (which funds may be commingled with the general corporate funds), and any PCCI Stockholders who shall not have theretofore complied with Section 1.06 shall thereafter look only to PCBC, or if paid to PCBNA, to PCBNA for payment of the Per Share Consideration to which they are entitled under this Agreement, (iii) the Payment Fund shall not be used for any other purpose that is not provided for herein, (iv) the Paying Agent may invest, if so directed by PCBC, or at PCBC’s election, PCBNA, the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof or in deposits of any federally-insured depository institution having total deposits of $1 billion or more (any net profit resulting from, or interest or income produced by, such investments shall be payable to PCBC, or at PCBC election, PCBNA, on demand), (v)  the payment of the Per Share Consideration shall be made by the Paying Agent to any PCCI Stockholder who validly delivers at least 5,000 shares of PCCI Common Stock and the Transmittal Materials, by wire transfer of the Per Share Consideration to such PCCI Stockholder within two business days of the date of such delivery, and (vi) all expenses of the Paying Agent shall be paid directly by PCBC, or at PCBC’s election, PCBNA.

ARTICLE II.
THE CLOSING AND THE CLOSING DATE

Section 2.01.                             Time and Place of the Closing Date and Effective Time.

(a)                                  On a date mutually agreeable to PCCI and PCBC provided, that in the absence of an agreement by the parties to the contrary, such date shall be the first Friday which is at least two (2) calendar days, but not more than ten (10) calendar days, after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the “Closing Date”), a meeting (the “Closing”) will take place, provided, however, that in no event shall the Closing Date be prior to March 1, 2004, unless otherwise mutually agreeable to PCCI and PCBC.  At the Closing, the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement.  If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement, including, but not limited to, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the “Delaware Secretary”), or at such subsequent date or time as PCBC and PCCI shall agree and specify in the Certificate of Merger (such time being referred to herein as the “Effective Time.”  The parties shall use their reasonable best efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event shall the Effective Time occur more than one (1) day after the Closing Date.

(b)                                 The Closing shall take place at the offices of PCBC, 1021 Anacapa Street, Santa Barbara, California, on the Closing Date, or at such other place to which the parties may mutually agree.

Section 2.02.                             Actions to be Taken at the Closing by PCCI.  At the Closing, PCCI shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to PCBC such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including, but not limited to, the following (all of such actions constituting conditions precedent to PCBC’s obligations to close hereunder):

(a)                                  True, correct and complete copies of the Certificate of Incorporation of PCCI, including all amendments thereto, duly certified as of a recent date by the Delaware Secretary.

(b)                                 True, correct and complete copies of the Articles of Incorporation of the Bank, including all amendments thereto, duly certified as of a recent date by the California Secretary of State (the “California Secretary”).

(c)                                  A “good standing” certificate of a recent date, issued by the Delaware Secretary, duly certifying as to the existence and good standing of PCCI in Delaware.

(d)                                 A certificate, dated as of a recent date, issued by the California Department of Financial Institutions (the “CDFI”), duly certifying as to the organization of the Bank under the laws of the State of California and authorization to conduct commercial banking business within the State of California.

(e)                                  A certificate of status dated as of a recent date, issued by the California Secretary, duly certifying as to the good legal standing of the Bank under the laws of the State of California.

(f)                                    A certificate of good standing, dated as of a recent date, issued by the California Franchise Tax Board, duly certifying as to the good standing of the Bank in the State of California.

(g)                                 A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of PCCI, pursuant to which such officer shall certify: (i) the due adoption by the Board of Directors of PCCI of corporate resolutions attached to such certificate authorizing (A) the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, and the taking of all actions contemplated hereby and thereby and (B) the Board Stock Option Resolution; (ii) the due adoption and approval by the PCCI Stockholders of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby including the Merger; (iii) the incumbency and true signatures of those officers of PCCI duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby on behalf of PCCI; and (iv) that the copy of the Bylaws of PCCI attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(h)                                 A list of PCCI Stockholders as of a recent date.

(i)                                     Letter of Authorization to PCCI’s transfer agent, dated as of the Closing Date, providing that after the Closing Date such transfer agent shall promptly provide to the Paying Agent a list of PCCI Stockholders as of the Closing Date.

(j)                                     A certificate, dated as of the Closing Date, executed by an executive officer of PCCI pursuant to which PCCI shall certify, to the Knowledge of such executive officer, that PCCI has satisfied the conditions set forth in Section 8.01, Section 8.02 and Section 8.08 of this Agreement.

(k)                                  An opinion of counsel to PCCI addressing each of the matters identified in Exhibit “C” attached hereto.

(l)                                     An opinion of Delaware counsel to PCCI, in the form attached hereto as Exhibit “F”, addressing the matter that each PCCI Stock Option granted that is outstanding and unexercised at the Effective Time shall be proportionately adjusted such that each PCCI Stock Option shall cease to represent a right to acquire shares of PCCI Common Stock and shall instead, as adjusted, represent the right to receive upon exercise and delivery of the applicable exercise price an amount in cash equal to the Per Share Consideration.

(m)                               All consents and approvals required to be obtained by PCCI from third parties to consummate the transactions contemplated by this Agreement, as specified on Schedule 3.09 (other than those specified on Schedule 4.05).

Section 2.03.                             Actions to be Taken at the Closing by PCBC.  At the Closing, PCBC shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, PCCI such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including, but not limited to, the following (all of such actions constituting conditions precedent to PCCI’s obligations to close hereunder):

(a)                                  True, correct and complete copies of the Articles of Incorporation of PCBC, including all amendments thereto, duly certified as of a recent date by the California Secretary.

(b)                                 True, correct and complete copies of the Certificate of Incorporation of Newco, including all amendments thereto, duly certified as of a recent date by the Delaware Secretary.

(c)                                  True, correct and complete copies of the Articles of Association of PCBNA and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”).

(d)                                 A certificate of status, dated as of a recent date, issued by the California Secretary, duly certifying as to the good legal standing of PCBC under the laws of the State of California.

(e)                                  A certificate of good standing, dated as of a recent date, issued by the California Franchise Tax Board, duly certifying as to the good standing of PCBC in the State of California.

(f)                                    A “good standing” certificate of a recent date, issued by the Delaware Secretary, duly certifying as to the existence and good standing of Newco in Delaware

(g)                                 A certificate, dated as of the Closing Date, executed by the Secretary or other appropriate executive officer of PCBC pursuant to which such officer shall certify: (i) the due adoption by the Board of Directors of PCBC of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of PCBC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement, the Merger Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of PCBC, and (iii) that the copy of the Bylaws of PCBC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(h)                                 If Newco is a subsidiary of PCBNA, a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate executive officer of PCBNA pursuant to which such officer shall certify: (i) the due adoption by the Board of Directors of PCBNA of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of PCBNA duly authorized to act on its behalf in connection with the transactions contemplated by the Merger Agreement and this Agreement and to execute and deliver the Merger Agreement and other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated by the Merger Agreement and this Agreement on behalf of PCBNA, and (iii) that the copy of the Bylaws of PCBNA attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(i)                                     A certificate, dated as of the Closing Date, executed by the Secretary or other appropriate executive officer of Newco pursuant to which such officer shall certify: (i) the due adoption by the Board of Directors of Newco of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated thereby; (ii) the due adoption and approval by the stockholders of Newco of the Merger Agreement and the transactions contemplated thereby, (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the transactions contemplated by the Merger Agreement and this Agreement and to execute and deliver the Merger Agreement and other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated by the Merger Agreement and this Agreement on behalf of Newco, and (iv) that the copy of the Bylaws of Newco attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(j)                                     A certificate, dated as of the Closing Date, executed by a duly authorized officer of PCBC, pursuant to which PCBC shall certify, to the Knowledge of such officer, that PCBC has satisfied the conditions set forth in Section 7.01 and Section 7.02 of this Agreement.

(k)                                  All consents and approvals required to be obtained by PCBC from third parties to consummate the transactions contemplated by this Agreement, as specified on Schedule 4.05.

(l)                                     A certificate, dated as of or prior to the Closing Date, executed by a duly authorized officer of the Paying Agent, pursuant to which the Paying Agent shall certify that PCBC has deposited, or that PCBC has caused PCBNA to deposit, in trust with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 1.05(a) to the holders of PCCI Common Stock issued and outstanding immediately prior to the Effective Time who are entitled to receive the Per Share Consideration.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PCCI

PCCI hereby makes the representations and warranties set forth in this Article III to PCBC.

Section 3.01.                             Organization and Qualification of PCCI and the Bank.

(a)                                  PCCI is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation in good standing in California.  PCCI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  PCCI has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.  PCCI does not own or control, directly or indirectly, any Subsidiary (as defined in Section 12.08(k)) nor any Affiliate (as defined in Section 12.08(a)) other than the Bank and the Trusts (as defined in Section 3.02).  True and complete copies of the Certificate of Incorporation of PCCI, as amended to date, and the Trust Agreements (as defined in Section 3.02(a)) of the Trusts, have been delivered to PCBC.

(b)                                 The Bank is a California banking corporation duly organized, validly existing and in good standing under all laws, rules, and regulations applicable to banking corporations organized under California law.  The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its businesses as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated.  True and complete copies of the Articles of Incorporation and Bylaws of the Bank, as amended to date, have been delivered to PCBC.  The Bank is an insured bank as defined in the Federal Deposit Insurance Act (the “FDIA”).  The Bank does not own or control any Affiliate or Subsidiary.  All of the issued and outstanding shares of capital stock of the Bank are owned by PCCI free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any person.  There are no options, warrants or rights outstanding to acquire any capital stock of the Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of the Bank, nor does the Bank have any obligation of any nature with respect to its unissued shares of stock.

(c)                                  The nature of the business of PCCI and the Bank does not require either of them to be licensed or qualified to do business in any jurisdiction other than Delaware with respect to PCCI, California with respect to PCCI and the Bank, and other jurisdictions except where the failure to so qualify would not reasonably be likely to be or result, individually or in the aggregate, in a Material Adverse Change with respect to or materially adversely affect the ability of PCCI or the Bank to consummate the transactions contemplated herein.  Except as disclosed in Section 3.01(a) and on Schedule 3.01, neither PCCI nor the Bank have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity or as a secured creditor.

Section 3.02.                             Organization and Qualification of the Trusts.  With respect to PCCI Capital Trust I, PCCI Capital Trust II, and PCCI Capital Trust III (each, a “Trust” and collectively, the “Trusts”):

(a)                                  Each Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust (each, a “Trust Agreement” and collectively, the “Trust Agreements”), and PCCI has issued to each Trust Junior Subordinated Debt Securities (“Debt Securities”), pursuant to a Junior Subordinated Indenture, each dated of even date with its respective Trust Agreement (such Indenture and Trust Agreement collectively being referred to herein as the “Operative Documents”).  Schedule 3.02 sets forth, with respect to each Trust, the (i) aggregate liquidation value of its Capital Securities, (ii) aggregate liquidation value of its Common Securities, (iii) date of its Operative Documents, (iv) aggregate amount of Debt Securities that have been issued to the Trust by PCCI, (v) fixed rate currently paid on the Capital Securities, the Common Securities and the Debt Securities (collectively, the “Securities”), (vi) date on which the current rates paid on the Securities may first change, and the floating rate to be paid on the Securities after such date, (vii) date after which PCCI may redeem the Debt Securities at par, and (viii) maturity date of the Debt Securities.

(b)                                 Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under its respective Operative Documents.  Each Trust is not a party to or otherwise bound by any materialagreement other than the Operative Documents and a Placement Agreement of even date with its Trust Agreement.  Each Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(c)                                  The Capital Securities and the Common Securities have been duly authorized by the Trust Agreements and, have been validly issued and represent undivided beneficial interests in the assets of the respective Trust.  None of the Capital Securities or the Common Securities is subject to preemptive or other similar rights.  All of the issued and outstanding Common Securities of each trust are directly owned by PCCI free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws.  The Capital Securities, the Common Securities and the Debt Securities satisfy the eligibility requirements of Rule 144A(d)(3) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  None of PCCI or the Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of section 3(a) of the Investment Company Act of 1940, as amended, without regard to section 3(c) of such act.  The Debt Securities are not held of record by stockholders of any of PCCI, the Bank or the Trusts.

(d)                                 The sole assets of each Trust are its respective Debt Securities, any interest paid on such Debt Securities to the extent not distributed, proceeds of such Debt Securities, or any of the foregoing.

(e)                                  All of the proceeds from the sale of the Capital Securities issued by each respective Trust have been invested in its respective Debt Securities.  All of the proceeds from the sale of the Common Securities issued by each respective Trust have been invested in its respective Debt Securities.  All Debt Securities are and have been held by the Trusts since their initial issuance.

(f)                                    Each Trust was not formed to, and is not authorized to, conduct any trade or business and each Trust has not conducted any trade or business since it was formed.  Each Trust exists for the exclusive purposes of (i) issuing and selling its respective Capital Securities and Common Securities, (ii) using the proceeds from the sale of its respective Capital Securities and Common Securities to acquire its respective Debt Securities, and (iii) engaging only in activities necessary, advisable or incidental thereto.  Each Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose.  There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.

(g)                                 As of the date of this Agreement, PCCI has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities.  As of the date of this Agreement, PCCI has not exercised its right to defer interest payments on any of the Debt Securities.  PCCI has not been advised by the Board of Governors of the Federal System (the “Federal Reserve”) or the Federal Reserve Bank of San Francisco to defer interest payments on any of the Debt Securities, nor does PCCI have Knowledge (as defined in Section 12.08(g)) of any basis for the same.

(h)                                 Each Trust’s income consists solely of payments made by PCCI with respect to its respective Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trust.  Both PCCI’s obligation to make such payments and the measurement of the amounts payable by PCCI are defined by the terms of the Debt Securities.  Neither PCCI’s obligation to make such payments nor the measurement of the amounts payable by PCCI is dependent on income or profits of PCCI or any Affiliate of PCCI.

(i)                                     PCCI has not issued any class of capital stock either pari passu or senior to the Debt Securities.  All Debt Securities are either pari passu or senior to PCCI’s trade accounts, constituting deferred purchase price for goods and services, payable arising in the ordinary course of business.

(j)                                     PCCI and each Trust have created a debtor-creditor relationship between PCCI, as debtor, and each Trust, as a creditor, and PCCI and each Trust has treated its respective Debt Securities as indebtedness for all tax purposes.

(k)                                  PCCI received opinions from tax counsel upon each issuance of Capital Securities, Common Securities and Debt Securities stating that it was the opinion of such tax counsel that as of the date of issuance: (1) each Trust would be treated as a grantor trust for United States federal income tax purposes and (2) the Debt Securities would be treated as indebtedness of PCCI for United States federal income tax purposes.  Copies of such tax opinions, including copies of any certificates signed by officers in support of such tax opinions, have been delivered to PCBC.

(l)                                     The aggregate amount of Capital Securities qualifies as Tier 1 capital in accordance with the applicable Federal Reserve regulations in effect as of the date of this Agreement (up to 25% of other components of Tier 1 capital), with the balance qualifying as Tier 2 capital.

Section 3.03.                             Execution and Delivery.  PCCI has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement.  This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by PCCI.  Assuming the due execution and delivery of this Agreement and the other agreements and documents contemplated hereby by PCBC and Newco, this Agreement constitutes and such other agreements and documents will constitute the legal, valid and binding obligation of PCCI, enforceable in accordance with its respective terms and conditions, subject to the Bankruptcy Exception (as defined in Section 12.08(b)).

Section 3.04.                             Capitalization.  The entire authorized capital stock of PCCI consists of (a) 10,000,000 shares of PCCI Common Stock, of which, as of the date of this Agreement, 4,552,085 shares are fully paid, validly issued, nonassessable and outstanding, 912,446 additional shares have been reserved for issuance to holders of outstanding PCCI Stock Options, 75,000 additional shares have been reserved for issuance pursuant to the Pacific Crest Capital, Inc. 1994 Employee Stock Purchase Plan, as amended (the “ESPP”), and 50,000 additional shares have been reserved pursuant to the Pacific Crest Capital, Inc. Pacific Crest Investment and

Loan 1996 Non-Employee Directors’ Stock Plan (the “Director Plan”), and (b) 2,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding.  Schedule 3.04 contains a list of each of the PCCI Stock Option Plans, including (i) the number of outstanding options with respect to each PCCI Stock Option Plan, (ii) the weighted average exercise price per share with respect to each PCCI Stock Option Plan, (iii) a list of all option holders with respect to each PCCI Stock Option Plan, and (iv) the number of vested and unvested PCCI Stock Options with respect to each such option holder in each PCCI Stock Option Plan.  All PCCI Stock Options were issued and, upon issuance in accordance with the terms of the outstanding option agreements, the shares of PCCI Common Stock shall be issued in compliance with all applicable securities laws.  Except as disclosed in Schedule 3.04, there are no (x) other outstanding equity securities of any kind or character, including but not limited to preferred stock, (y) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, PCCI to purchase or otherwise acquire any security of or equity interest in PCCI or (z) outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies or other agreements or commitments obligating PCCI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class.  All of the issued and outstanding shares of PCCI Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.  Such shares of PCCI Common Stock have been issued in full compliance with applicable law.  There are no restrictions applicable to the payment of dividends on the shares of PCCI Common Stock, except pursuant to applicable laws and regulations and the Operative Documents applicable to each Trust (in the event of an extension of interest payments), and all dividends declared prior to the date of this Agreement have been paid.  Schedule 3.04 also sets forth (i) the total number of shares of PCCI Common Stock that PCCI will be obligated to issue under the terms of the ESPP with respect to contributions deducted from participants in such plan during the calendar year ending December 31, 2003, presuming that such shares are purchased at $15.94 per share, and (ii) the total number of shares of PCCI Common Stock that PCCI will be obligated to issue under the terms of the Director Plan prior to the Effective Time.

Section 3.05.                             Compliance with Laws, Permits and Instruments.

(a)                                  Each of PCCI, the Bank and each Trust is in compliance with, and is not in default (or with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Certificate of Incorporation or Bylaws of PCCI, (ii) any provision of the Articles of Incorporation or Bylaws of the Bank, (iii) the Trust Agreements with respect to the Trusts, and (iv) any material provision of any loan agreement, security or pledge agreement, mortgage, indenture, lease, contract, agreement or other instrument applicable to PCCI, the Bank or the Trusts or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (v) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to PCCI, the Bank, the Trusts or their respective assets, operations, properties or businesses now conducted or heretofore conducted, which noncompliance or violation would, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Change.

(b)                                 The execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including, but not limited to the Merger Agreement by PCCI or the Bank, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of PCCI, (ii) any provision of the Articles of Incorporation or Bylaws of the Bank, (iii) provided the obligations of PCCI are assumed by PCBC (A) pursuant to a merger of PCCI into PCBC (such merger to be consummated prior to the merger of the Bank into PCBNA) and (B) in accordance with the Operative Documents, any provision of the Operative Documents applicable to each Trust, (iv) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to PCCI, the Bank, the Trusts or their assets, operations, properties or businesses, or (v) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to PCCI, the Bank, the Trusts or their assets, operations, properties or businesses.

Section 3.06.                             Financial Statements.

(a)                                  PCCI has furnished to PCBC true and complete copies of (i) the audited consolidated balance sheets of PCCI as of December 31, 2001 and 2002, and the audited consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2000, 2001, and 2002, (ii) an unaudited consolidated balance sheet of PCCI as of June 30, 2003, and the related unaudited consolidated statement of income for the six-month period ended June 30, 2003 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “PCCI Financial Statements”).  Except as described in the notes to the PCCI Financial Statements, the PCCI Financial Statements fairly present, in all material respects, the consolidated financial position of PCCI as of the respective dates thereof and the results of operations and changes in financial position of PCCI for the periods then ended, in conformity with generally accepted accounting principles (“GAAP”), applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the PCCI Financial Statements accurately and fairly reflect in all material respects the transactions of PCCI.  Excepts as set forth on Schedule 3.06, the PCCI Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)                                 PCCI has furnished, or has caused the Bank to furnish, to PCBC, true and complete copies of the Reports of Condition and Income (“Call Reports”) for the Bank for the periods ended December 31, 2001, December 31, 2002 and June 30, 2003.  Such Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  The Bank has calculated its allowance for loan losses in accordance with GAAP, which includes regulatory accounting principles (“RAP”) where applicable, as applied to banking institutions and in accordance with all applicable rules and regulations.  To the Knowledge of PCCI, the allowance for loan losses account for the Bank is adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

Section 3.07.                             Undisclosed Liabilities.  None of PCCI, the Bank or the Trusts has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any service recognition or severance agreement, whether written or oral, or Employee Plans (as defined in Section 3.30) or material liabilities for federal, state or local taxes or assessments or material liabilities under any agreement that are not reflected in or disclosed in the PCCI Financial Statements, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the PCCI Financial Statements, (b) as disclosed on Schedule 3.07 or (c) those incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement, which will be paid or reserved for pursuant to Section 5.07(j) or Section 5.07(k) of this Agreement.

Section 3.08.                             Litigation.  As of the date of this Agreement, there are no actions, claims, suits, investigations, reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of PCCI, threatened against or affecting PCCI, the Bank, the Trusts or any of their respective current or former officers and directors (while acting in such capacity) or any of their properties, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involves PCCI, the Bank, the Trusts or any of their current or former officers or directors (while acting in such capacity) or any of their properties or capital stock.  As of the date of this Agreement, no legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of PCCI, threatened against PCCI, the Bank or the Trusts that questions the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by PCCI pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.09.                             Consents and Approvals.  As of the date of this Agreement, PCCI’s Board of Directors (at a meeting called and duly held) has resolved, subject to its fiduciary duties to the stockholders of PCCI, to recommend approval and adoption by the PCCI Stockholders of the Merger, this Agreement and the Merger Agreement.  Except for stockholder and regulatory approvals and except as disclosed on Schedule 3.09, no approval, order or authorization of, or registration, declaration or filing with, any governmental authority or material consent of any other third party is required on the part of PCCI or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or the consummation by PCCI of the transactions contemplated hereby or thereby, including the Affiliate Merger as defined in Section 5.03 of this Agreement.

Section 3.10.                             Title to Assets.  Each of PCCI, the Bank and each Trust has good title to all of its respective assets and properties including, without limitation, all personal and intangible properties reflected in the PCCI Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (a) as described in Schedule 3.10, (b) as noted in the PCCI Financial Statements, or as set forth in the documents delivered to PCBC pursuant to this Section, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the PCCI Financial Statements.  Neither PCCI nor the Bank owns any real property except for leasehold interests as disclosed in Schedule 3.12 and any real property collateral which may be acquired by foreclosure.

Section 3.11.                             Absence of Certain Changes or Events.  Except as disclosed on Schedule 3.11, since June 30, 2003, each of PCCI, the Bank and each Trust, has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices:

(a)                                  Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, which individually or in the aggregate, has resulted in a Material Adverse Change;

(b)                                 Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due;

(c)                                  Declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities, except (i) the repurchase of PCCI’s common stock as reflected on Schedule 3.04, (ii) as contemplated by the Trust Agreements with respect to the Trusts, (iii) dividends paid by the Bank to PCCI; and (iv) the quarterly dividend on the PCCI Common Stock for the third quarter of 2003;

(d)                                 Issued, reserved for issuance, sold or authorized the issuance of any shares of its capital stock other than pursuant to the PCCI Stock Option Plans, the Director Plan or the ESPP, or issued, reserved for issuance, granted, sold or authorized the issuance of any other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to its capital stock;

(e)                                  Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation (other than PCCI), partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(f)                                    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.10, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits;

(g)                                 Sold, transferred, leased to others or otherwise disposed of any of its assets (except any sales of securities) or canceled or compromised any debt or claim, or waived or released any right or claim of a value in excess of $200,000;

(h)                                 Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance), which, in any case or in the aggregate, would result in a Material Adverse Change;

(i)                                     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.16 hereof) or modified any existing rights with respect thereto;

(j)                                     Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its stockholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except periodic increases in compensation consistent with past practices;

(k)                                  Except for improvements or betterments relating to Properties (as defined in Section 3.20(e) hereof), made any capital expenditures or capital additions or betterments in excess of an aggregate of $200,000;

(l)                                     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(m)                               Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

(n)                                 Sold (provided, however, that payment at maturity is not deemed a sale) any investment securities in a single transaction involving a book gain or loss of more than $100,000 on such sale or purchased any investment securities, other than purchases of U.S. Treasury securities with a maturity of two years or less;

(o)                                 Made, renewed, extended the maturity of, or altered any of the material terms of any criticized loan to any single borrower and his related interests without regard to whether such transaction was in the ordinary course of business or whether it was consistent with past or safe and sound banking practices; or

(p)                                 Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (q) above.

For purposes of determining whether the condition in Section 8.01 of this Agreement has been satisfied as of the Closing, and to the extent that a representation or warranty in this Section 3.11 is inconsistent with its corresponding covenant in Article V of this Agreement, such representation or warranty shall be deemed modified to mirror the language of such corresponding covenant in Article V of this Agreement.

Section 3.12.                             Leases, Contracts and Agreements.  Schedule 3.12 sets forth a complete listing, as of August 31, 2003, of all leases, subleases, licenses, contracts and agreements to which any of PCCI, the Bank or any Trust is a party (the ”Contracts”), and which (a) relate to real property used by PCCI or the Bank in its operation (such Contracts being referred to herein as the “Leases”), or (b) involve payments to or by PCCI, the Bank or any Trust in excess of $100,000 during the term thereof.  True and correct copies of all such Contracts, and all amendments thereto, have been made available to PCBC.  For the purposes of this Agreement, the term “Contracts” shall not be deemed to include loans made by, unfunded loan commitments, letters of credit, loan participations, Federal funds sold or purchased by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposit liabilities of the Bank.  Except as set forth in Schedule 3.12, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of PCCI.  To the Knowledge of PCCI, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the Bankruptcy Exception.  Except as described in Schedule 3.12, all rent and other payments by PCCI, the Bank or any Trust under the Contracts are current, there are no existing defaults by PCCI, the Bank or any Trust under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.  Each of PCCI and the Bank has a good and indefeasible leasehold interest in each of the properties subject to the Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record.

Section 3.13.                             Taxes.

(a)                                  Each of PCCI, the Bank and each Trust has duly and timely filed all Tax Returns that they were required to file under applicable laws and regulations with the appropriate Federal, state, local or foreign governmental agencies.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by PCCI, the Bank or any Trust (whether or not shown on any Tax Return) have been paid.  None of PCCI, the Bank or the Trusts currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where PCCI, the Bank or any Trust does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PCCI, the Bank or any Trust.

(b)                                 Each of PCCI, the Bank and each Trust has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)                                  There is no material dispute or claim concerning any Tax liability of PCCI, the Bank or any Trust either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of PCCI, the Bank or any Trust has Knowledge based upon personal contact with any agent of such authority.  The Internal Revenue Service (the “IRS”) has never challenged the interest deduction on any of PCCI’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(d)                                 Schedule 3.13 lists all federal, state, local, and foreign Tax Returns filed with respect to PCCI, the Bank or any Trust for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  True and complete copies of the Federal income Tax Returns of PCCI as filed with the IRS for the years ended December 31, 2000, 2001, and 2002 have been delivered to PCBC.  None of PCCI, the Bank or the Trusts has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  None of PCCI, the Bank or the Trusts has been a United States real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).  None of PCCI, the Bank or the Trusts is a party to or bound by any tax allocation or sharing agreement.  None of PCCI, the Bank or the Trusts (i) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was PCCI) or (ii) has any liability for the Taxes of any person other than PCCI, the Bank or any Trust) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(f)                                    The unpaid Taxes of PCCI, the Bank and the Trusts (i) did not exceed the provisions for current or deferred Taxes on the PCCI Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the PCCI Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(g)                                 None of PCCI, the Bank or the Trusts will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  None of PCCI, the Bank or the Trusts is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of California Tax law or Tax laws issued by jurisdictions within the State of California).

(h)                                 None of PCCI, the Bank or the Trusts has been a party to any “listed transaction” as such term is defined in Treasury Regulation § 1.6011-4(b)(2).

(i)                                     None of PCCI, the Bank or the Trusts has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(j)                                     For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.14.                             Insurance.  Schedule 3.14 sets forth, as of the date of this Agreement, an accurate and complete list of all policies of insurance, including fidelity and bond insurance, of PCCI, the Bank and the Trusts.  All such policies (a) are valid, outstanding and enforceable in accordance with their terms, subject to the Bankruptcy Exception, and (b) are, as of the date of this Agreement, presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  None of PCCI, the Bank or the Trusts, is in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion.  Except as set forth on Schedule 3.14, None of PCCI, the Bank or the trusts has been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which any of PCCI, the Bank or any Trust has applied for any such insurance within the last two (2) years.  Each property of PCCI, the Bank and the Trusts is insured for the benefit of PCCI in amounts deemed adequate by PCCI’s management against risks customarily insured against.  There have been no claims under any fidelity bonds of PCCI, the Bank or any Trust within the last three (3) years, and PCCI is not aware of any facts that would form the basis of a claim under such bonds.

Section 3.15.                             No Adverse Change.  Except as disclosed in the Schedules to this Agreement or in the representations and warranties made in this Article III, there has not been any Material Adverse Change since June 30, 2003, nor has any event or condition occurred that has resulted in, or would be reasonably likely to result in a Material Adverse Change.

Section 3.16.                             Proprietary Rights.  Except as disclosed in Schedule 3.16, PCCI and the Bank do not own nor do PCCI or the Bank, to PCCI’s Knowledge, require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for their respective businesses or operations, except for licensed computer software.  To the Knowledge of PCCI, neither PCCI nor the Bank is infringing upon or otherwise acting adversely to any Proprietary Right owned by any other person or persons.  There is no claim or action by any such person pending, or, to the Knowledge of PCCI, threatened, with respect thereto.

Section 3.17.                             Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.17 and, excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by PCCI or the Bank to, and neither PCCI nor the Bank is otherwise a creditor or debtor to, any director or executive officer of PCCI or the Bank other than as part of the normal and customary terms of such person’s employment or service as a director with PCCI or the Bank.  Except as disclosed in Schedule 3.17 or Schedule 3.30(a), neither PCCI nor the Bank is a party to any transaction or agreement with any director or executive officer of PCCI or the Bank.

Section 3.18.                             Evidences of Indebtedness.  All evidences of indebtedness and leases that are reflected as assets of PCCI or the Bank on the PCCI Financial Statements are, to PCCI’s Knowledge, legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against PCCI, the Bank or the present holder thereof.  The credit files of PCCI and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to PCCI that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of PCCI (including loans that will be outstanding if any of them advances funds they are obligated to advance).  PCCI has disclosed all of the substandard, doubtful, loss, nonperforming or loans identified as problem loans on the internal watch list of the Bank, a copy of which as of August 31, 2003, has been provided to PCBC.  PCCI is not aware of, nor has PCCI received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 12.08(e) hereof) with respect to any real property securing any indebtedness reflected as an asset of PCCI or the Bank.  With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including, but not limited to the Small Business Administration (collectively, the “Guaranteed Loans”), each of the Guaranteed Loans was made in compliance and conformity with all relevant laws, rule, regulations and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.19.                             Condition of Assets.  All tangible assets used by PCCI and the Bank are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws, whether Federal, state or local.  None of PCCI’s or the Bank’s premises or equipment are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.20.                             Environmental Compliance.

(a)                                  PCCI does not have Knowledge of any past or present conditions, events, activities, practices or incidents that are in material violation of Environmental Laws or that may interfere with or prevent PCCI’s continued compliance in all material respects with all Environmental Laws.

(b)                                 PCCI and the Bank have obtained all material permits, licenses and authorizations that are required under any Environmental Laws.

(c)                                  PCCI has no Knowledge that any Hazardous Materials (as defined in Section 12.08(f)) exist on, about, or within any of the Properties (as defined in this Section), nor that any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties in material violation of any Environmental Law.  The use that PCCI and the Bank make and intend to make of the Properties will not, to PCCI’s Knowledge, result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties in material violation of any Environmental Law.

(d)                                 There is no action, suit, proceeding, investigation or inquiry before any court, administrative agency or other governmental authority pending or, to PCCI’s Knowledge, threatened against PCCI or the Bank relating in any way to any Environmental Law.  To the best of PCCI’s Knowledge, neither PCCI nor the Bank has any liability for remedial action under any Environmental Law.  PCCI has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has PCCI received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing PCCI that it is or may be liable in any way under any Environmental Law, or requesting information to enable such a determination to be made).

(e)                                  As used in this Section, the term “Property” or “Properties” shall include all real property currently leased by PCCI or the Bank, including, but not limited to, properties that PCCI or the Bank has foreclosed on as well as the Bank’s premises and all improvements and fixtures thereon.

Section 3.21.                             Regulatory Compliance.  All reports, records, registrations, statements, notices and other documents or information required to be filed by PCCI, the Bank or the Trusts during the last two (2) years with any federal or state regulatory authority including, without limitation, the Federal Reserve, the California Department of Financial Institutions, the Federal Deposit Insurance Corporation (the “FDIC”) and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete.  PCCI and the Bank are not now nor have been, within the past six (6) years subject to any memorandum of understanding, cease and desist order, written agreement or other formal administrative action with any such regulatory bodies.  PCCI does not believe any such regulatory bodies have any present intent to place PCCI or the Bank under any new administrative action.  There are no actions or proceedings pending or, to the Knowledge of PCCI, threatened against PCCI or the Bank by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 3.22.                             Securities and Exchange Commission Reports.  PCCI has previously made available to PCBC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 by PCCI with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “PCCI Reports”), and (b) communication sent by PCCI to the PCCI stockholders since January 1, 1998 and prior to the date of this Agreement, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.  Since January 1, 1998, PCCI has timely filed all PCCI Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all PCCI Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.  PCCI is in compliance with all material provisions of the Sarbanes-Oxley Act of 2002 and all regulations promulgated by the SEC thereunder.

Section 3.23.                             Absence of Certain Business Practices.  None of PCCI, the Bank, or to the Knowledge of PCCI any officer, employee or agent of PCCI or the Bank, nor any other person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of PCCI as a whole (or assist PCCI in connection with any actual or proposed transaction) that (a) would subject PCCI or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would have resulted in a Material Adverse Change with respect to PCCI, or (c) if not continued in the future would result in a Material Adverse Change with respect to PCCI or would subject PCCI to suit or penalty in any private or governmental litigation or proceeding.

Section 3.24.                             Dissenting Stockholders.  As of the date of this Agreement, PCCI has no Knowledge of any plan or intention on the part of any of the stockholders of PCCI to make written demand for payment of the fair value of their shares of PCCI Common Stock in the manner provided by applicable law.

Section 3.25.                             Books and Records.  The minute books, stock certificate books and stock transfer ledgers of PCCI, the Bank and the Trusts (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) reflect transactions representing bona fide transactions, and (d) do not fail to reflect transactions involving the business of PCCI, the Bank or the Trusts that were required to have been set forth therein and that have not been accurately so set forth.

Section 3.26.                             Fiduciary Responsibilities.  PCCI and the Bank have performed in all material respects all of their duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.27.                             Guaranties.  None of the obligations or liabilities of PCCI or the Bank are guaranteed by any other person, firm or corporation, nor except for the guaranties by PCCI with respect to the Trusts, is any outstanding obligation or liability of any other person, firm or corporation guaranteed by PCCI or the Bank, except in the ordinary course of business and consistent with past practices.

Section 3.28.                             Voting Trust or Buy-Sell Agreements.  PCCI is not aware of any agreement between or among any of its stockholders relating to a right of first refusal with respect to the purchase or sale by any such stockholder of capital stock of PCCI or any voting agreement or voting trust with respect to shares of capital stock of PCCI.

Section 3.29.                             Employee Relationships.  Each of PCCI and the Bank (including their respective officers and directors while acting in such capacities) has complied in all material respects with all applicable laws relating to its relationships with its employees.  As of the date of this Agreement, to the Knowledge of PCCI, the relationships between each of PCCI and the Bank (including its respective officers and directors while acting in such capacities), and its employees are good.  As of the date of this Agreement, to the Knowledge of PCCI, no key executive officer or manager of any of the operations operated by PCCI and the Bank or any group of employees of PCCI or the Bank have any present plans to terminate their employment with PCCI or the Bank.  Neither PCCI nor the Bank is a party to any written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment.  There are no unfair labor practice complaints pending against PCCI and the Bank before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency.  There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of PCCI or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees.  PCCI and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither PCCI nor the Bank is engaged in any material unfair labor practice.

Section 3.30.                             Employee Benefit Plans.

(a)                                  Set forth on Schedule 3.30(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “multi employer plans” (as defined in ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are maintained or contributed to by PCCI or the Bank, or with respect to which PCCI or the Bank has any liability during the last five years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of any officer, director, independent contractor, employee, service provider, former officer or former employee of PCCI or the Bank, or the dependents or spouses of any such person, regardless of whether funded (the ”Employee Plans”).  True, accurate and complete copies of the documents comprising each Employee Plan, including each trust, funding vehicle (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports for the three most recent plan years,  documents, records, policies, procedures or other materials related thereto, has been delivered to PCBC and are included and specifically identified in Schedule 3.30(a).  No unwritten amendment exists with respect to any Employee Plan.

(b)                                 Except for PCCI’s Supplemental Executive Retirement Plan (the “SERP”), no Employee Plan is a defined benefit plan within the meaning of ERISA § 3(35), no Employee Plan is otherwise subject to ERISA Title IV, and neither PCCI nor the Bank has ever sponsored or otherwise maintained such a plan.

(c)                                  There have been no prohibited transactions (as defined in Code § 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would subject PCBC, PCCI, or any Employee Plan to any taxes, penalties, or other liabilities.  Each Employee Plan that is represented to be qualified under Code § 401(a) has a favorable determination letter that covers all existing amendments up to and including GUST and has no obligation to adopt any amendments for which the remedial amendment period under Code § 401(b) has expired and PCCI is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  To the Knowledge of PCCI, each such Employee Plan is so qualified and has been operated in compliance with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Code § 501(a) and no event has occurred which will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code § 511.  Except as disclosed on Schedule 3.30(c), no Employee Plan holds any stock or other securities of PCCI or the Bank.  There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Knowledge of PCCI, none are threatened.  Except as disclosed on Schedule 3.30(c), PCCI does not provide benefits to any employee or dependent of such employee after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by law.  Except as set forth in the Existing CEO Employment Agreement and the Split Dollar Life Insurance Agreements, no written or oral representations have been made to any employee or former employee of PCCI or the Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code § 4980B).  Compliance with FAS 106 would not create any material change to the PCCI Financial Statements.  Except as required in connection with qualified plan amendments required by tax law changes and except as identified on Schedule 3.30(c), the consummation of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of PCCI or the Bank.  There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against PCCI, the Bank, an Employee Plan, or any other person, including without limitation, a Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d)                                 No participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan, and neither PCCI nor the Bank has misled any person as to his or her rights under any Employee Plan;

All obligations required to be performed by PCCI or the Bank under any provisions of any Employee Plan have been performed by them in all material respects and they are not in default under or in violation of any provision of any Employee Plan;

To the Knowledge of PCCI, no event has occurred that would constitute grounds for an enforcement action by any party against PCCI or the Bank under part 5 of Title I of ERISA under any Employee Plan.

(e)                                  With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any corporation or trade or business, the employees of which, together with the employees of PCCI, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code § 414 (the “Controlled Group Plans”):

(i)                                     To the Knowledge of PCCI, all Controlled Group Plans that are “group health plans” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) have been operated up to the Closing in a manner so as to not subject PCCI to any material liability under Code § 4980B or § 4980D;

(ii)                                  Except for the SERP, there is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA § 3(35)), nor has there been in the last five (5) calendar years; and

(iii)                               There is no Controlled Group Plan that is a “multiple employer plan” or “multi employer plan” (as either such term is defined in ERISA), nor has there been in the last five (5) calendar years.

Each such Controlled Group Plan is included in the listing of Employee Plans on Schedule 3.30(a).

(f)                                    Except as set forth on Schedule 3.30(f), all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed.

(g)                                 Except as set forth on Schedule 3.30(g), no payment that is owed or may become due to any director, officer, employee, or agent of PCCI or the Bank as a result of the transactions contemplated by this Agreement will be non-deductible to PCCI or PCBC, as the case may be, or subject to tax under Code § 280G or § 4999 (or any corresponding provision of state, local, or foreign Tax law), nor will PCCI, the Bank or PCBC be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(h)                                 Except for the PCCI Stock Option Plans, the Director Plan and the ESPP, no Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA § 407(d)).

Section 3.31.                             Obligations to Employees.  All accrued obligations and liabilities of and all payments by PCCI and the Bank, and all Employee Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by PCCI and the Bank in accordance with GAAP and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by PCCI or the Bank for its current or former directors, officers, employees and agents.  All obligations and liabilities of PCCI and the Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents or to any Employee Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by PCCI and the Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis.  All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the PCCI Financial Statements and the books, statements and records of PCCI and the Bank.

Section 3.32.                             Interest Rate Risk Management Instruments.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of PCCI or the Bank or for the account of a customer of PCCI or the Bank, were entered into in the ordinary course of business and, to PCCI’s Knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of PCCI or the Bank, enforceable in accordance with their terms, subject to the Bankruptcy Exception.  PCCI and the Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to PCCI’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.33.                             Internal Controls.  None of PCCI’s, the Bank’s or any Trust’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants, or, for the Trusts, the respective trustee of each Trust, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  PCCI, the Bank and the Trusts have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.34.                             Community Reinvestment Act.  The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and the Bank has supplied PCBC with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 1998, pertaining thereto and any responses by the Bank to such comments.

The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and PCCI has no Knowledge of any no reason why the Bank would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.35.                             Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.  The Bank is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq. and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder.  The Bank has not received any notice of any violation of said acts or any of the regulations promulgated thereunder, and the Bank has not received any notice of, nor has any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.36.                             Consumer Compliance Laws.  All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Federal Reserve, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), and all statutes governing the operation of California banking corporations.  Each loan on the books of the Bank was made in the ordinary course of business of the Bank.

Section 3.37.                             Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.  The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.38.                             Representations Not Misleading. No representation or warranty by PCCI contained in this Agreement or any schedule attached hereto or referred to in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was  made, not misleading.  Except as disclosed herein, there is no matter that materially adversely affects PCCI or PCCI’s ability to perform the transactions contemplated by this Agreement or the Merger Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PCBC

PCBC hereby makes the representations and warranties set forth in this Article IV to PCCI.

Section 4.01.                             Organization and Qualification.

(a)                                  PCBC is a corporation, duly organized, validly existing and in good standing under the laws of the State of California.  PCBC is a bank holding company registered under the BHCA.  PCBC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

(b)                                 PCBNA is a national banking association duly organized, validly existing under the laws of the United States of America, and in good standing under all laws, rules and regulations applicable to national banking associations located in the State of California.  PCBNA has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated and to enter into and to carry out is obligations under the Merger Agreement.  PCBNA is an insured bank as defined in the FDIA and a member bank of the Federal Reserve.

(c)                                  When organized, Newco will be a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Newco will have all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business, to own, lease and operate its properties and assets, and to enter into and carry out its obligations under the Merger Agreement.

Section 4.02.                             Execution and Delivery.

(a)                                  PCBC has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement.  This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by PCBC.  Assuming due execution and delivery by Newco, PCBNA and PCCI, each constitutes or will constitute the valid and binding obligation of PCBC, enforceable in accordance with its respective terms and conditions, subject to the Bankruptcy Exception.

(b)                                 PCBC will cause PCBNA to take all corporate action necessary to authorize the execution, delivery and performance of the Merger Agreement.  At or prior to Closing, the Merger Agreement will be duly executed by PCBNA.  Assuming due execution and delivery by Newco, PCBC and PCCI, the Merger Agreement will constitute the valid and binding obligation of PCBNA, enforceable in accordance with its respective terms and conditions, subject to the Bankruptcy Exception.

(c)                                  When organized, Newco will take all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of the Merger Agreement and the other agreements and documents contemplated thereby to which it is a party.  At or prior to Closing, the Merger Agreement will be duly executed by Newco.  Assuming due execution and delivery by PCBC, PCBNA and PCCI, each will constitute the valid and binding obligation of Newco, enforceable in accordance with its terms and conditions, subject to the Bankruptcy Exception.

Section 4.03.                             Compliance with Laws, Permits and Instruments.

(a)                                  The execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including but not limited to the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby by PCBC, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation/Association or Bylaws of PCBC or PCBNA, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to PCBC, PCBNA or their assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or, to the Knowledge of PCBC, any statute, law, ordinance, rule or regulation applicable to PCBC, PCBNA or their assets, operations, properties or businesses.

(b)                                 The execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of the Merger Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by PCBNA, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Association or Bylaws of PCBNA, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to PCBNA or its assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or, to the Knowledge of PCBC, any statute, law, ordinance, rule or regulation applicable to PCBNA or its assets, operations, properties or businesses.

(c)                                  The execution, delivery and (provided the required regulatory and stockholder approvals are obtained) performance of the Merger Agreement and consummation of the transactions contemplated thereby by Newco, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Newco, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Newco or its assets, operations, properties or business, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or, to the best Knowledge of PCBC, any statute, law, ordinance, rule or regulation applicable to Newco or its assets, operations, properties or business.

Section 4.04.                             Litigation.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of PCBC, threatened against PCBC or any Subsidiary of PCBC that questions the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by PCBC, PCBNA or Newco pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.05.                             Consents and Approvals.

(a)                                  The Board of Directors of PCBC (at a meeting called and duly held) approved and adopted this Agreement and approved the filings of all required regulatory applications for the transactions contemplated by this Agreement and the Merger Agreement. Except as disclosed on Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of PCBC, PCBNA or Newco in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or the consummation by PCBC, PCBNA and Newco of the transactions contemplated hereby or thereby.

(b)                                 To the Knowledge of PCBC, there is no reason relating specifically to it or its Subsidiaries why (i) the approval and written confirmation that are contemplated by Schedule 4.05 should not be obtained in a timely manner, (ii) such approvals would be subject to any condition that would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VII (other than Section 7.07) to the obligations of PCCI to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

Section 4.06.                             Financial Statements.

(a)                                  PCBC has furnished to PCCI true and complete copies of (i) the audited consolidated balance sheets of PCBC as of December 31, 2001 and 2002, and the audited consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2000, 2001, and 2002, (ii) an unaudited consolidated balance sheet of PCBC as of June 30, 2003, and the related unaudited consolidated statement of income for the six-month period ended June 30, 2003 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “PCBC Financial Statements”).  Except as described in the notes to the PCBC Financial Statements, the PCBC Financial Statements fairly present, in all material respects, the consolidated financial position of PCBC as of the respective dates thereof and the results of operations and changes in financial position of PCBC for the periods then ended, in conformity with GAAP, applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the PCBC Financial Statements accurately and fairly reflect in all material respects the transactions of PCBC.  The PCBC Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)                                 PCBC has furnished, or has caused PCBNA to furnish, to PCCI, true and complete copies of the Reports of Condition and Income (“PCBC Call Reports”) for PCBNA or its predecessor for the periods ended December 31, 2001, December 31, 2002 and June 30, 2003.  Such PCBC Call Reports fairly present, in all material respects, the financial position of PCBNA and the results of its operations at the dates and for the periods indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  The PCBC Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  PCBNA has calculated its allowance for loan losses in accordance with GAAP, which includes RAP where applicable, as applied to banking institutions and in accordance with all applicable rules and regulations.  To the Knowledge of PCBC, the allowance for loan losses account for PCBNA is adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of PCBNA.

Section 4.07.                             Regulatory Compliance.  All reports, records, registrations, statements, notices and other documents or information required to be filed by PCBC and the Subsidiaries of PCBC during the last two (2) years with any federal or state regulatory authority including, without limitation, the Federal Reserve, the FDIC, the OCC, the CDFI, the California Secretary and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete.  PCBC and the Subsidiaries of PCBC are not now nor have been, within the past six (6) years subject to any memorandum of understanding, cease and desist order, written agreement or other formal administrative action with any such regulatory bodies.  PCBC does not believe any such regulatory bodies have any present intent to place PCBC or any Subsidiary of PCBC under any new administrative action.  There are no actions or proceedings pending or threatened against PCBC or any Subsidiary of PCBC by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 4.08.                             Securities and Exchange Commission Reports.  PCBC has previously made available to PCCI an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 by PCBC with the SEC pursuant to the Exchange Act, and prior to the date of this Agreement (the “PCBC Reports”), and (b) communication sent by PCBC to PCBC’s shareholders since January 1, 1998 and prior to the date of this Agreement containing information not included in the PCBC Reports, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.  Since January 1, 1998, PCBC has timely filed all PCBC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all PCBC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.  PCBC is in compliance with all material provisions of the Sarbanes-Oxley Act of 2002 and all regulations promulgated by the SEC thereunder.

Section 4.09.                             Community Reinvestment Act.  PCBNA is in material compliance with the CRA and all regulations promulgated thereunder, and PCBC has made available to PCCI copies of current CRA Statements for PCBNA, all letters and written comments received by PCBNA since January 1, 1998, pertaining thereto and any responses by PCBNA to such comments.  PCBNA had a rating of “satisfactory” or better as of its most recent CRA compliance examination and PCBC has no Knowledge of any reason why PCBNA would not receive a rating of “satisfactory” or better at its next CRA compliance examination or why any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated by this Agreement as a result of any act or omission of PCBNA under the CRA.

Section 4.10.                             Bank Secrecy Act.  PCBNA is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)) and all regulations promulgated thereunder, and PCBNA has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its respective deposit accounts.  PCBNA has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including, but not limited to, the IRS.

Section 4.11.                             Completion of Transaction.  PCBC has no Knowledge of any fact or circumstances relating to or affecting PCBC or its Subsidiaries that it reasonably believes would prevent PCBC, PCBNA or Newco from fulfilling their material obligations under this Agreement and the Merger Agreement and completing the transactions contemplated hereby and thereby or that would, without the incurrence of undue expense or time, prevent PCBC, PCBNA or Newco from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.  PCBC and PCBNA are both “well capitalized” as defined by applicable federal regulations as of the date of this Agreement and will be “well capitalized” immediately following completion of the Merger, without the need to raise additional capital.

Section 4.12.                             Financing.  PCBC has available as of the date of this Agreement and at the Effective Time will have sufficient funds available to permit it to perform its obligations under Section 1.05(a) hereof.

Section 4.13.                             Representations Not Misleading. No representation or warranty by PCBC contained in this Agreement or any schedule attached hereto or referred to in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was  made, not misleading.  Except as disclosed herein, there is no matter that materially adversely affects PCBC, PCBNA or Newco or PCBC’s, PCBNA’s, Newco’s ability to perform the transactions contemplated by this Agreement or the Merger Agreement.

Section 4.14.                             Due Diligence by PCBC. PCBC acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of PCCI and the Bank, which investigation, review and analysis was done by PCBC and, to the extent PCBC deemed appropriate, by PCBC’s representatives.  PCBC acknowledges that, should the Closing occur, PCBC will acquire PCCI and the Bank and their properties, assets and liabilities without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in this Agreement.

ARTICLE V.
COVENANTS OF PCCI

PCCI hereby makes the covenants set forth in this Article V to PCBC.

Section 5.01.                             Reasonable Best Efforts.  PCCI will use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02.                             Merger Agreement.  PCCI will duly authorize and, as soon as practicable enter into the Merger Agreement, the form of which is attached hereto as Exhibit “A”, and perform all of its obligations thereunder.

Section 5.03.                             Affiliate Merger.  PCCI will cooperate with PCBC and its Subsidiaries to cause the Bank to merge (the “Affiliate Merger”) with or into PCBNA immediately after the Effective Time.  PCCI agrees to cooperate, and will cause the Bank to cooperate, and join in with PCBC and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of PCBC, its Subsidiaries, PCCI and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Affiliate Merger in a timely manner.

Section 5.04.                             Submission of Merger to Stockholders.  PCCI, acting through its Board of Directors, in accordance with applicable law, shall:

(a)                                  Duly call, give notice of, convene and hold, on a date mutually selected by PCCI and PCBC, a meeting of its shareholders (the “Shareholders’ Meeting”), in accordance with the DGCL, for the purpose of obtaining the approval of its shareholders to this Agreement and the Merger, which meeting shall be held as soon as reasonably  practicable after the date of this Agreement;

(b)                                 Not impose a requirement that the holders of more than the minimum required percentage (as set forth in PCCI’s current Certificate of Incorporation, current Bylaws or pursuant to provisions of the DGCL) of the PCCI Common Stock entitled to vote on the Merger and the Merger Agreement approve the Merger and the Merger Agreement;

(c)                                  Prepare a proxy statement, conforming to the requirements of applicable law, for use by the Board of Directors of PCCI, including letter to stockholders, notice of special meeting and form of proxy (collectively, the “Proxy Statement”) and the Proxy Statement or similar materials distributed to PCCI’s stockholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities laws, and the rules and regulations thereunder and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the PCCI’s stockholders, or at the time of the Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein,  or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by PCCI with respect to information supplied by PCBC for inclusion in the Proxy Statement;

(d)                                 Subject to fiduciary duties under applicable law, of PCCI’s Board of Directors shall (i) include in the Proxy Statement the recommendation of PCCI’s Board of Directors that the stockholders of PCCI vote in favor of the approval and adoption of the Merger and the Merger Agreement and the transactions contemplated hereby and thereby, (ii) use its reasonable best efforts to obtain such stockholder approval of the Merger and the Merger Agreement, and (iii) perform such other acts as may reasonably be requested by PCBC to ensure that such stockholder approval of the Merger and the Merger Agreement is obtained; and

(e)                                  Cause the Proxy Statement to be mailed to the stockholders of PCCI as soon as reasonably practicable.

Section 5.05.                             Information for Applications and Statements.  PCCI will promptly, but in no event later than ten (10) business days after receipt of a written request by PCBC, furnish to PCBC all information, data and documents concerning PCCI, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by PCBC to, or filed by PCBC with, any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any other transactions during the pendency of this Agreement, and PCCI represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  PCCI shall otherwise fully cooperate with PCBC in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Affiliate Merger.

Section 5.06.                             Filings with Regulatory and Governmental Agencies. All documents that PCCI is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

Section 5.07.                             Required Acts of PCCI.  Between the date of this Agreement and the Closing, PCCI shall and, as applicable, shall cause the Bank to, unless otherwise permitted in writing by PCBC:

(a)                                  Operate only in the ordinary course of business and consistent with past practices;

(b)                                 Except as required by prudent business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and employees, and to maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c)                                  Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as PCCI may in good faith reasonably dispute;

(d)                                 Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)                                  File all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

(f)                                    Timely file, subject to extensions, all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g)                                 Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

(h)                                 Account for all transactions and prepare all financial statements of PCCI in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(i)                                     Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(j)                                     Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by PCCI or the Bank associated with the cancellation of any

Contracts to be cancelled as a result of the Merger, prior to the Measurement Date (as defined in Section 8.11);

(k)                                  Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by PCCI or the Bank associated with the Merger (including without limitation, brokers or finders fees, legal fees and other professional fees), prior to the Measurement Date.

Section 5.08.                             Prohibited Acts of PCCI.  Between the date of this Agreement and Closing, PCCI and, as applicable, the Bank shall not, without the prior written consent of PCBC:

(a)                                  Take or fail to take any action that would cause the representations and warranties made in Article III hereof to be inaccurate at the time of the Closing or preclude PCCI from making such representations and warranties at the time of the Closing;

(b)                                 Change its Certificate or Articles of Incorporation or Bylaws or its authorized capital stock;

(c)                                  Except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a Contract existing as of the date of this Agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from PCCI, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the PCCI Stock Option Plans, the Director Plan and the ESPP, (ii) deposits by, or loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan made to, its officers, directors and employees in the ordinary course of business;

(d)                                 Discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(e)                                  Declare, set aside or make any payment of dividends or other distributions to its stockholders, or make any other distribution to stockholders, including, without limitation, any stock dividend, dividends in kind or other distribution) whether in cash, stock or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities, other than (i) dividends paid by the Bank to PCCI, (ii) quarterly dividends on the PCCI Common Stock for 2003 and for the first quarter of 2004 (which may be declared and paid by PCCI prior to the Effective Time), not to exceed $0.10 per share and (iii) as contemplated by the Trust Agreements with respect to the Trusts;

(f)                                    Issue (except pursuant to the valid exercise of outstanding stock options granted pursuant to the PCCI Stock Option Plans or pursuant to the ESPP or the Director Plan), reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)                                 Accelerate the vesting, or permit the acceleration of vesting, of any existing stock options, except in accordance with the terms of the PCCI Stock Option Plans to which such Stock Options were granted and the Existing CEO Employment Agreement, or grant any new stock options;

(h)                                 Accelerate the vesting of pension or other benefits in favor of employees of PCCI or the Bank except in accordance with the terms of the SERP, the Stock Option Plans and the Existing Employment Agreements;

(i)                                     Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(j)                                     Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(k)                                  Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of Guaranteed Loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $200,000;

(l)                                     Make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its stockholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except as set forth on Schedule 5.08(l);

(m)                               Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $200,000;

(n)                                 Hire or employ any person (provided, however, that a person shall be deemed to have been hired as of the date the person is offered employment) as a replacement for an existing position with an annual salary equal to or greater than $50,000 or hire or employ any person for any newly created position;

(o)                                 Sell or to PCCI’s Knowledge, dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p)                                 Make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including, but not limited to loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by PCCI’s independent auditors, or as required by any applicable regulatory authority;

(q)                                 Sell (provided, however, that payment at maturity is not deemed a sale) any investment securities in a transaction involving a book gain or loss of more than $25,000 on such sale, or purchase any investment securities other than (i) purchases of U.S. Treasury securities with a maturity of two years or less (and only after giving notice to PCBC of any purchases in excess of $100,000), or (ii) the reinvestment of proceeds received from principal reduction payments;

(r)                                    Make, renew, extend the maturity of, or alter any of the material terms of any loan (other than loans classified special mention, substandard or doubtful by PCCI or Bank’s state or federal regulators in its most recent examination, referred to herein as “classified loans” and which are addressed by Section 5.08(s)), to any single borrower and his or her related interests in excess of the principal amount of $750,000 (except with respect to category 1 loans, which may be renewed, extended or altered consistent with past practice where competitive necessity may require prompt action); provided, however, that PCBC shall be deemed to have given its consent under this Section 5.08(r) unless PCBC objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by PCBC of all information relating to the making, renewal or alteration of such loan;

(s)                                  Make, renew, extend the maturity of, or alter any of the material terms of any classified loan to any single borrower and his or her related interests; provided, however, that PCBC shall be deemed to have given its consent under this Section 5.08(s) unless PCBC objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after actual receipt by PCBC of all information relating to the making, renewal or alteration of such loan; or

(t)                                    Create any new branches or enter into any acquisitions or leases of real property, including both new leases and lease extensions.

Section 5.09.                             Access; Pre-Closing Investigation.

(a)                                  Subject to requirements of law and the provisions of Article XI, PCCI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of PCBC reasonable access during normal business hours during the period prior to the Effective Time to the properties, books, contracts and records of PCCI and the Bank, and furnish to PCBC during such period all such information concerning PCCI and the Bank and its affairs as PCBC may reasonably request.  PCBC shall use its reasonable best efforts not to disrupt the normal business operations of PCCI and the Bank.  PCCI agrees at any time, and from time to time, to furnish to PCBC as soon as practicable, any additional information that PCBC may reasonably request.  No review pursuant to this Section 5.09(a) shall affect any representation or warranty given by PCCI to PCBC.  As soon as practicable hereafter, PCCI shall provide to PCBC a list of its stockholders and their addresses.  Such information shall be kept confidential by PCBC in accordance with the provisions of Article XI hereof.

(b)                                 Notwithstanding Section 5.09(a), neither PCCI nor the Bank shall be required to provide access to, or to disclose, information where such access or disclosure would violate or prejudice the rights of the Bank’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.10.                             Director and Committee Meetings.  PCCI shall give notice to two (2) designees of PCBC and shall invite, or cause the Bank to invite, such persons to attend all regular and special meetings of the Board of Directors of PCCI and the Bank and all regular and special meetings of any board or senior management committee of PCCI and the Bank; provided, however, that PCCI and the Bank each reserve the right to exclude such invitees from any portion of any such meeting specifically relating to the transactions contemplated by this Agreement or which, upon the advice of counsel, are otherwise privileged.  In addition, PCCI and the Bank shall provide PCBC with copies of the minutes of all regular and special meetings of the Board of Directors of PCCI and the Bank and minutes of all regular and special meetings of any board or senior management committee of PCCI and the Bank held on or after the date of this Agreement (except portions of such minutes which are devoted to the discussion of this Agreement or the Merger or which, upon the advise of counsel, are otherwise privileged).  Copies of such minutes shall be provided to PCBC within fifteen (15) business days following the date of such meeting and shall be kept confidential by PCBC in accordance with the provisions of Article XI.

Section 5.11.                             Additional Financial Statements.  PCCI shall promptly furnish PCBC with true and complete copies of (a) Call Reports of the Bank for the year and/or quarter ended

September 30, 2003, and each quarter thereafter until the Effective Time, (b) monthly directors’ reports of PCCI and the Bank, and (iii) unaudited month-end financial statements of PCCI.

Section 5.12.                             Litigation and Claims.  PCCI shall promptly notify PCBC in writing of any litigation, or of any claim, controversy or contingent liability that is expected to become the subject of litigation, against PCCI or the Bank or affecting any of their respective properties if such litigation or potential litigation would, in the event of an unfavorable outcome, result in a Material Adverse Change with respect to PCCI, and PCCI shall promptly notify PCBC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of PCCI, threatened against PCCI or the Bank that questions or is likely to question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement or any actions taken or to be taken by PCCI pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.13.                             Adverse Changes.  PCCI shall promptly notify PCBC in writing if any change or development shall have occurred or, to the Knowledge of PCCI, been threatened (or any development shall have occurred or been threatened involving a prospective change) which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on it, (ii) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (iii) would cause the conditions in Section 8.01 and Section 8.02 not to occur.

Section 5.14.                             No Negotiation with Others.

(a)                                  Neither PCCI nor the Bank (i) shall solicit, initiate, participate in discussions or negotiations of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to PCCI or the Bank, or (ii) shall enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, under any of the instances described in this Section.  PCCI shall immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), consultants and other representatives to comply with such prohibitions. Notwithstanding the foregoing, PCCI may provide information at the request of or enter into discussions or negotiations with a third party with respect to an Acquisition Proposal or provide a recommendation to its shareholders regarding an Acquisition Proposal if the Board of Directors of PCCI determines in good faith (following consultation with outside counsel) that the failure to do so is, or would be reasonably likely to be, inconsistent with its fiduciary duties under applicable law.  PCCI shall promptly notify PCBC orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.  This Section shall not prohibit accurate disclosure by PCCI in any document (including the Proxy Statement) or other disclosure under applicable law if in the opinion of the Board of Directors of PCCI, disclosure is appropriate under applicable law.

(b)                                 “Acquisition Proposal” shall, with respect to PCCI and or the Bank, mean any of the following (other than the Merger):  (i) a merger or consolidation or any similar transaction of any company with PCCI or the Bank, (ii) a purchase, lease or other acquisition of a material portion of all the assets of PCCI or the Bank, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either PCCI or the Bank or (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of PCCI.

Section 5.15.                             Consents and Approvals.  PCCI shall use its reasonable best efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement.

Section 5.16.                             Investigation; Right to Terminate Agreement.

(a)                                  PCBC and its consultants, agents and representatives shall have the right, to the same extent that PCCI has such right, if any, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys (“Inspections”) at any time on or prior to the date that is forty-five (45) calendar days from the date of this Agreement.  PCBC shall notify PCCI prior to any Inspections of the Property, and PCCI may place reasonable restrictions on the time and conduct of such Inspections.

(b)                                 PCBC shall have the right to terminate this Agreement if (i) PCCI has refused to allow PCBC to conduct Inspections in a manner that PCBC reasonably considers necessary; or (ii) any Inspection identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action by PCCI or PCBC that would result in a Material Adverse Change, individually or in the aggregate, and provided further that with respect to determining whether a Material Adverse Change has occurred pursuant to Section 8.01, the cost of any remedial or cleanup action required by tenant shall be aggregated with the effects of any representation or warranty not being true and correct.  On or prior to the date that is sixty (60) calendar days from the date of this Agreement, PCBC shall advise PCCI in writing as to whether PCBC intends to terminate this Agreement in accordance with the preceding sentence.  PCCI shall have the opportunity to correct any objected-to violations or conditions to PCBC’s reasonable satisfaction prior to the date that is ninety (90) days from the date of this Agreement.  In the event that PCCI fails to demonstrate its satisfactory correction of such violations or conditions to PCBC, PCBC may terminate the Agreement on or before the date that is one hundred (100) days from the date of this Agreement.

(c)                                  PCCI agrees to make available to PCBC and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property which is in PCCI’s possession or under its control, including, without limitation, the results of other environmental inspections and surveys.  PCCI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with PCBC and shall be entitled to certify the same in favor of PCBC and its consultants, agents and representatives and make all other data available to PCBC and its consultants, agents and representatives.

Section 5.17.                             401(k) Plan.  PCCI and PCBC agree that prior to the Effective Time, PCCI may make contributions to PCCI’s 401(k) Plan sufficient to comply with the existing terms of such plan as to elective deferral contributions and the employer’s matching contributions to be made for compensation received through the Effective Time.  PCCI shall take all action necessary to terminate PCCI’S 401(k) Plan no later than immediately before the Effective Time.

Section 5.18.                             Employee Welfare Benefit Plans.  PCCI agrees that PCCI’s employee welfare benefit plans, as defined in ERISA § 3(1), may be terminated, modified or merged into PCBC’s welfare benefit plans on or after the Effective Time, as determined by PCBC in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder, provided, however, that PCBC shall provide sufficient additional funds as bonus compensation to individuals covered by PCCI’s Split Dollar Life Insurance Agreements to cover the 2004 premiums for such policies grossed up for income and FICA taxes, and ownership of such policies shall remain with such individuals, subject to the existing collateral assignment with respect thereto for premiums paid by the Company prior to July 1, 2002.

Section 5.19.                             Discontinuation of the ESPP.  Effective 11:59 p.m. on December 31, 2003, PCCI shall terminate its Employee Stock Purchase Plan (the “ESPP”) in accordance with Section 7.05 thereof, provided, however, that all participants in the ESPP shall be permitted to acquire PCCI Common Stock to the extent that such participants made contributions to the ESPP through December 31, 2003 pursuant to the terms of the ESPP.

Section 5.20.                             Additional Accruals and Reserves.  PCCI shall establish such additional accruals and reserves as may be necessary to conform PCCI’s accounting and credit loss reserve practices and methods to those of PCBC and PCBC’s plans with respect to the conduct of PCCI’s business following the Merger and to provide for the costs and expenses relating to the consummation by PCCI of the Merger and the other transactions contemplated by this Agreement; provided, however, that no such additional accruals or reserves (a) need be made prior to the Measurement Date or prior to the satisfaction of the conditions set forth in Article VIII or (b) need be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 8.11 of this Agreement; provided further, however, that PCBC acknowledges that the establishment of such accruals and reserves and provision for such costs and expenses (a) shall not be deemed to cause the PCCI Financial Statements to have been prepared other than in accordance with GAAP, (b) shall not constitute or result in a Material Adverse Change with respect to PCCI, and (c) shall not constitute a breach of any provision of this Agreement by PCCI.

Section 5.21.                             Disclosure Schedules.  PCCI agrees at or prior to the Closing to provide PCBC with supplemental Schedules to be delivered by PCCI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.22.                             Estoppel Certificates.  Within fifteen (15) business days following the date of this Agreement, PCCI shall deliver to each lessor or landlord under the terms of the Leases the form of Estoppel Certificate attached hereto as Exhibit “D”, and shall request that its landlords sign the Estoppel Certificates and return such certificate to PCCI and a copy to PCBC.

Section 5.23.                             Obligations Related to Trust Preferred Securities.  PCCI shall reasonably cooperate with PCBC to permit PCBC, upon consummation of the merger of PCCI with and into PCBC, to assume expressly the obligations of PCCI under the Indentures; provided, however, that in no circumstance shall PCCI or its counsel be required to deliver opinions or certificates except as the Trustee may reasonably require with respect to the establishment and status of the Trust and PCCI’s performance of its obligations prior to and not in connection with the assumption of the obligations by PCBC.

Section 5.24.                             Optionee Agreements. PCCI shall use its reasonable best efforts to obtain from each Optionee an agreement (the “Optionee Agreement”), in the form of Exhibit “B” hereto, canceling such Optionee’s PCCI Stock Options in return for payment, immediately prior to the Effective Time, of the Stock Option Consideration to such Optionee with respect to such Optionee’s PCCI Stock Options.

Section 5.25.                             S-8.                            PCCI will promptly, but in no event later than December 1, 2003, file a Form S-8 to register shares of PCCI common stock to be issued upon the exercise of PCCI Stock Options granted pursuant to the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan.  Such Form S-8 shall conform in all material respects with the applicable federal securities laws and the rules and regulations thereunder.

Section 5.26.                             Employee Matters. PCCI shall give prompt notice to PCBC, if, to the Knowledge of PCCI, a key executive officer or manager of any of the operations operated by PCCI and the Bank plans to terminate their employment with PCCI or the Bank.

ARTICLE VI.
COVENANTS OF PCBC

PCBC hereby makes the covenants set forth in this Article VI to PCCI.

Section 6.01.                             Reasonable Best Efforts.  PCBC will use its reasonable best efforts to perform and fulfill, and to cause PCBNA and Newco to perform and fulfill, all conditions and obligations on their part to be performed of fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02.                             Incorporation and Organization of Newco.  PCBC will incorporate, or will cause the incorporation of, Newco under the laws of the State of Delaware.

Section 6.03.                             Merger Agreement.

(a)                                  PCBC will, and will cause PCBNA and Newco, to duly adopt and approve and execute and deliver the Merger Agreement and consummate the transactions contemplated hereby and thereby.  PCBC will cause PCBNA to approve the filings of all required regulatory applications for the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to, the Affiliate Merger immediately after the consummation of the Merger.

(b)                                 PCBC will cause Newco and PCBNA, as soon as practicable, to enter into the Merger Agreement, the form of which is attached hereto as Exhibit “A”, and PCBC shall cause Newco and PCBNA to perform all of their obligations thereunder.

(c)                                  PCBC shall, as the sole shareholder of Newco, or if PCBNA is the sole shareholder of Newco, PCBC shall cause PCBNA to, vote all such outstanding shares of the common stock of Newco in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Section 6.04.                             Affiliate Merger.  PCBC shall cause PCBNA to consummate the Affiliate Merger immediately after the Effective Time and will cause PCBNA to cooperate and join in with the Bank in the preparation, execution, and processing of all applications and all director, shareholder and regulatory approvals of PCBC, its Subsidiaries, PCCI and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals in a timely manner.

Section 6.05.                             Regulatory Approvals.

(a)                                  PCBC, PCBNA and Newco, with the cooperation of PCCI, shall promptly, but in no event later than December 1, 2003, file or cause to be filed applications for all regulatory approvals required to be obtained by PCBC, PCBNA or Newco in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement.  PCBC shall use its reasonable best efforts to obtain, or to cause PCBNA and Newco to obtain, all such regulatory approvals at the earliest practicable time.

(b)                                 PCBC shall keep PCCI reasonably informed as to the status of such applications and filings, and PCBC shall promptly furnish PCCI and its counsel with copies of all such regulatory filings and all correspondence except that for which confidential treatment has been requested with respect to matters not related nor potentially relevant to approval of such applications and filings.

Section 6.06.                             Information for Applications and Statements.  PCBC will promptly, but in no event later than ten (10) business days after receipt of a written request by PCCI, furnish and cause PCBNA and Newco to furnish, to PCCI all information, data and documents concerning PCBC, PCBNA and Newco, including, but not limited to, financial statements, required for inclusion in the Proxy Statement or any application or statement to be made by PCCI to, or filed by PCCI with, any governmental body in connection with the transactions contemplated by this Agreement (including the Proxy Statement), or in connection with any other transactions during the pendency of this Agreement, and PCBC represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  PCBC shall, and shall cause PCBNA and Newco to, otherwise fully cooperate with PCCI in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 6.07.                             Filings with Regulatory and Governmental Agencies. All documents that PCBC, PCBNA and Newco are responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

Section 6.08.                             Acts of Newco.  Prior to the Closing, PCBC shall cause Newco not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement and the Certificate of Merger.

Section 6.09.                             Prohibited Acts of PCBC.  Prior to the Closing, PCBC shall not and PCBC shall not permit PCBNA or Newco, without the prior written consent of PCCI, take or fail to take any action that would cause or permit the representations and warranties made in Article IV hereof to be inaccurate at the time of the Closing or preclude PCBC from making such representations and warranties at the time of the Closing or in any of the conditions to the Merger set forth in Article VII not being satisfied.

Section 6.10.                             Litigation and Claims.  PCBC shall promptly notify PCCI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of PCBC, threatened against PCBC, PCBNA or Newco that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by PCBC, PCBNA or Newco pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.11.                             Adverse Change.  PCBC shall promptly notify PCCI in writing if any change or development shall have occurred or, to the Knowledge of PCBC, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (i) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants, conditions or agreements contained in this Agreement.

Section 6.12.                             Consents and Approvals.  PCBC shall use its reasonable best efforts to obtain, and cause PCBNA and Newco to obtain, all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement at the earliest practicable time.

Section 6.13.                             Disclosure Schedules.  PCBC agrees at or prior to the Closing to provide PCCI with supplemental Schedules to be delivered by PCBC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.14.                             Employee Benefits.  PCBC shall, with respect to each employee of PCCI and the Bank at the Effective Time who continues in employment with PCBC or its Subsidiaries (each a “Continued Employee”), provide the benefits described in this Section.  Subject to the right of subsequent amendment, modification or termination in the sole discretion of PCBC as provided in Section 5.17, Section 5.18 and Section 5.19 hereof, each Continued Employee shall be entitled, as an employee of PCBC or its Subsidiaries, to participate in PCBC Employee Benefit Plans (as defined in Section 12.08(j)) in effect as of the date of this Agreement to the same extent as comparably situated employees of PCBC and its Subsidiaries.  All such participation shall be subject to such terms of such plans as may be in effect from time to time, and this Section is not intended to give any Continued Employee any rights or privileges superior to those of other employees of PCBC or its Subsidiaries.  The provisions of this Section shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification and applicable law and regulation, PCBC shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any PCBC Employee Plans in which a Continued Employee may participate, credit each Continued Employee with his or her term of service with PCCI, including any Subsidiary of PCCI.  Notwithstanding the foregoing, no such credit for term of service with PCCI shall be given to any Continued Employee with respect to participation in or benefits received pursuant to the PCBC Key Employee Retiree Health Plan and the PCBC Retiree Health Plan, but such credit shall begin to accrue under such plan with respect to Continued Employees as of the Effective Time.

Section 6.15.                             Supplemental Executive Retirement Plan.  From and after the Effective Time, PCBC shall, or shall cause the Surviving Corporation to, assume and honor the SERP, as in effect on the date hereof, and PCBC and the Surviving Corporation shall be prohibited from amending or terminating the SERP except for such modifications disclosed on Schedule 6.15 hereof.

Section 6.16.                             Indemnification and Insurance.

(a)                                  PCBC agrees that for a period of six years after the Effective Time, it will indemnify and hold harmless each person entitled to indemnification from PCCI or the Bank, against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in the respective Certificate of Incorporation or Association of Incorporation and Bylaws of PCCI and the Bank and any indemnification agreements entered into by PCCI or the Bank prior to the date of this Agreement.

(b)                                 After the Effective Time, directors, officers and employees of PCCI or the Bank who become directors, officers or employees of PCBC or its Subsidiaries, except for the indemnification rights provided for in Section 6.16(a) above, shall have indemnification rights having prospective application only.  The prospective indemnification rights shall consist of such rights to which directors, officers and employees of PCBC and its Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of PCBC or the particular Subsidiary of PCBC for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as PCBC may then make available to officers, directors and employees of PCBC and its Subsidiaries.  At the Effective Time, any executive officer or director of PCCI or the Bank who becomes an officer or director of PCBC (including any Subsidiary of PCBC) shall be included in PCBC’s director and officer insurance policy.

(c)                                  PCBC shall use commercially reasonable efforts to purchase extended reporting period coverage for PCCI’s and the Bank’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time, provided, however, that the cost thereof does not exceed 3.0 times the last annual premiums paid by PCCI for D&O Insurance (the “Maximum Amount”). PCBC shall advise PCCI whether such insurance will be provided by PCBC not later than December 31, 2003.  If PCBC advises PCCI that such insurance cannot be obtained or does not provide confirmation of its ability to secure such coverage on or prior to such date, PCCI may obtain and pay for similar coverage (the “Similar D&O Coverage”) for up to a period of six years following the Closing under its own D&O Insurance policies and the Bank’s D&O Insurance policies; provided, however, that if the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PCCI may purchase the most advantageous policy of D&O Insurance obtainable for a premium equal to the Maximum Amount.

(d)                                 The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each of the officers and directors of PCCI and the Bank, and their respective heirs and their representatives.

(e)                                  If PCBC or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then in each case, proper provisions shall be made so that the successor and assigns of PCBC shall assume the obligations set forth in this Section 6.16.

Section 6.17.                             Employment Agreement.  Simultaneous with the execution of this Agreement, PCBC and Gary Wehrle, Chief Executive Officer of PCCI, shall enter into an employment agreement, a copy of which is attached hereto as Exhibit “E”.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PCCI

All obligations of PCCI under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by PCCI.

Section 7.01.                             Compliance with Representations and Warranties.  All of the representations and warranties made by PCBC in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied as of the Closing even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has resulted, or would reasonably be likely to result in, a Material Adverse Change with respect to PCBC on a consolidated basis; provided, further, that in determining, solely for purposes of this subsection, whether the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to result in, a Material Adverse Change with respect to PCBC, any materiality exceptions contained in such representations and warranties shall not be considered.

Section 7.02.                             Compliance with Covenants and Agreements.  PCBC and shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing

Section 7.03.                             Stockholder Approval.

(a)                                  This Agreement, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of PCCI Common Stock as and to the extent required by the DGCL.

(b)                                 The Merger Agreement shall have been approved and adopted by the sole shareholder of Newco.

Section 7.04.                             Government Approvals.

(a)                                  PCBC and PCBNA shall have received approvals, acquiescence, confirmation or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities;

(b)                                 All applicable waiting periods shall have expired; and

(c)                                  The approvals referenced in subsection (a) above and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority by formal proceedings.

Section 7.05.                             No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would: (a) make this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of PCBC, (c) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change, or (e) if the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject PCCI or subject any officer, director, stockholder or employee of PCCI to criminal or civil liability.  No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 7.06.                             Delivery of Closing Documents.  PCCI shall have received all  documents required to be received from PCBC, PCBNA and Newco on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to PCCI.

Section 7.07.                             Receipt of Fairness Opinion.  The Board of Directors of PCCI shall have received, on or before the date of this Agreement, from its investment advisor, Sandler O’Neill & Partners, L.P., a written opinion to the effect that the Per Share Consideration is fair to the stockholders of PCCI from a financial point of view.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PCBC

All obligations of PCBC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by PCBC.

Section 8.01.                             Compliance with Representations and Warranties.  All of the representations and warranties made by PCCI in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied as of the Closing even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has resulted, or would reasonably be likely to result in, a Material Adverse Change with respect to PCCI on a consolidated basis; provided further, however, that in determining, solely for purposes of this subsection, whether the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to result in, a Material Adverse Change with respect to PCCI, any materiality exceptions contained in such representations and warranties shall not be considered.

Section 8.02.                             Compliance with Covenants and Agreements.  PCCI and the Bank shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

Section 8.03.                             Stockholder Approvals. This Agreement, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of PCCI Common Stock as and to the extent required by the DGCL.

Section 8.04.                             Government Approvals.

(a)                                  PCBC and PCBNA shall have received approvals, acquiescence, confirmation or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and all such approvals, acquiescence or consents shall not have imposed any noncustomary or unduly burdensome condition relating to this Agreement or the Merger which would substantially deprive PCBC of the economic benefits of the Merger, as determined in the reasonable judgment of PCBC;

(b)                                 All applicable waiting periods shall have expired; and

(c)                                  The approvals referenced in subsection (a) above and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority by formal proceedings.

Section 8.05.                             No Litigation.  No action, claim, suit, investigation, review or other legal, quasi-judicial or administrative proceeding of any kind or nature shall have been taken or initiated or be threatened against or affecting PCCI, the Bank, the Trusts or any of their respective current or former officers and directors (while acting in such capacity) or any of their properties, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involves PCCI, the Bank, the Trusts or any of their current or former officers or directors (while acting in such capacity) or any of their properties or capital stock that would reasonably be anticipated to result in payment by PCCI, the Bank and the Trusts, as a group, of $2,500,000 or more (excluding costs of the defense thereof).  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of PCCI, (c) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change, or (e) if the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject PCBC or subject any officer, director, shareholder or employee of PCBC to criminal or civil liability.  No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 8.06.                             Delivery of Closing Documents.  PCBC shall have received all documents required to be received from PCCI on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to PCBC.

Section 8.07.                             Dissenting Stockholders.  Holders of not more than twenty percent (20%) of the issued and outstanding shares of PCCI Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting stockholders under applicable provisions of the DGCL.

Section 8.08.                             No Material Adverse Change.  There shall have been no Material Adverse Change with respect to PCCI since June 30, 2003.

Section 8.09.                             Optionee Agreements.  Prior to the Effective Time, the holders of at least seventy percent (70%) of the PCCI Stock Options outstanding as of the date of this Agreement shall have entered into the Optionee Agreements in the form of Exhibit “B” hereto.

Section 8.10.                             Termination of Employee Plans.  PCBC shall have received evidence satisfactory to PCBC in its reasonable judgment that, as of the Closing Date, all Employee Plans (other than the SERP, the Split Dollar Life Insurance Agreements and the Existing Employment Agreements) have been terminated (if such termination is requested by PCBC in writing at least thirty (30) days prior to the Closing Date) in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to PCBC in its reasonable judgment and that, to the extent PCBC deems necessary or appropriate participants have been notified of such terminations.  PCCI and the Bank will have taken all necessary action with respect to all Employee Plans (other than the SERP, the Split Dollar Life Insurance Agreements and the Existing Employment Agreements) to ensure that such Employee Plans can be terminated within thirty (30) days of the Closing Date, without payment of any additional contribution or amount and without creating any unfunded or unaccrued liability or, except with respect to PCCI’s 401(k) Plan and the PCCI Stock Options and PCCI Stock Option Plans, the vesting or acceleration of any benefits promised by such Employee Plan.

Section 8.11.                             Adjusted Shareholders’ Equity.

(a)                                  If the Measurement Date (as determined in accordance with Section 8.11(c)) is January 31, 2004, PCCI shall have Adjusted Shareholders’ Equity equal to or greater than $43,600,000.  If the Measurement Date (as determined in accordance with Section 8.11(c)) is March 31, 2004, PCCI shall have Adjusted Shareholders’ Equity equal to or greater than $44,500,000.

(b)                                 For purposes of this Agreement, “Adjusted Shareholders’ Equity” shall be computed as follows (with all such amounts to be determined in accordance with GAAP and consistent with past accounting practices of PCCI):

(i) total shareholders’ equity of PCCI as of the Measurement Date;

excluding (ii) the amount of other accumulated comprehensive income or loss of PCCI as of the Measurement Date;

less (iii) the amount of increase in shareholders’ equity of PCCI resulting from the sale of investment securities during the period from October 1, 2003 through the Measurement Date;

less (iv) the amount of the increase in shareholders’ equity resulting from the exercise of any PCCI Stock Options during the period from October 1, 2003, to the Measurement Date;

plus (v) any decrease in shareholders’ equity of PCCI resulting from the payment of or accrual for non-recurring costs and expenses related to the transactions contemplated by this Agreement, including but not limited to, filing fees, printing costs, legal fees, accountant fees, investment banking fees, severance and retention costs, costs associated with the purchase of Similar D&O Coverage, costs or reserves established pursuant to 5.07 (j) and (k) of this Agreement, costs associated with the correction by PCCI of any objected-to violations or conditions pursuant to Section 5.16 of this Agreement, costs associated with the discontinuation of the ESPP, accruals and reserves established pursuant to Section 5.21 of this Agreement, and costs associated with the delivery of the Estoppel Certificates pursuant to Section 5.23 of this Agreement;

plus (vi) if PCCI is required to reserve on its books prior to the Measurement Date any amount to be paid as Stock Option Consideration, any decrease in shareholders’ equity of PCCI resulting from such reserve.

(c)                                  For purposes of this Agreement, if the Effective Time is on or before April 6, 2004, the “Measurement Date” shall be January 31, 2004, and if the Effective Time is on April 7, 2004, or thereafter, the “Measurement Date” shall be March 31, 2004.

ARTICLE IX.
EXPENSES, TERMINATION AND ABANDONMENT

Section 9.01.                             Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall bear its respective costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.

Section 9.02.                             Termination.  Subject to any payments as provided in Section 9.03, this Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

(a)                                  by mutual written agreement between PCBC and PCCI, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board;

(b)                                 by either PCBC or PCCI, if the Effective Time has not occurred by the close of business on April 30, 2004, or such later date as may be mutually agreed to by

PCBC and PCCI; provided, however, that the right to terminate under this Section 9.02(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)                                  by PCBC or PCCI in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in Section 8.01 or Section 8.02 in the case of PCBC, or Section 7.01 or Section 7.02 in the case of PCCI, and which breach cannot be or is not cured within 20 days after written notice of such breach is given by the non-breaching party to the party committing such breach;

(d)                                 by either PCBC or PCCI, if (i) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or (ii) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.02(d) if any event in either clause (i) or (ii) above shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)                                  by PCBC or PCCI, if the Merger Agreement is not approved by the required vote of shareholders of PCCI;

(f)                                    by PCCI if (i) PCCI is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of PCCI authorizes PCCI, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and PCCI delivers to PCBC written notice to that effect, setting forth the material terms and conditions of the Superior Proposal, indicating that it intends to enter into such an agreement and (iii) PCBC does not make, within five business days of receipt of such notice, a proposal or offer that the Board of Directors of PCCI concludes in good faith (after consultation with PCCI’s financial advisor) is no less favorable, from a financial point of view, to the shareholders of PCCI as the Superior Proposal; provided, however, that such termination shall not be effective until PCCI has made payment to PCBC of the amount required to be paid pursuant to Section 9.03(d).  A “Superior Proposal” means a written bona fide offer made by a third party to consummate an Acquisition Proposal that the Board of Directors of PCCI determines, in its good faith judgment (after consultation with PCCI’s counsel and financial advisor), (i) to be more favorable to PCCI shareholders than the transactions contemplated hereby and (ii) to be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal.

(g)                                 by PCBC if there has been a Material Adverse Change with respect to PCCI.

(h)                                 by PCBC pursuant to the terms of Section 5.16(b).

Section 9.03.                             Liabilities and Remedies; Liquidated Damages.

(a)                                  In the event of termination of this Agreement by either PCCI or PCBC, as provided in Section 9.02, this Agreement shall forthwith become void and have no effect, and no party shall have any further obligation or liability to any other party except (i) with respect to the agreements contained in Article XI, which shall survive the termination of this Agreement; (ii) to the extent such termination is pursuant to Section 9.02(c) of this Agreement, in which case the nonbreaching party shall be entitled to such remedies and relief against the breaching party as are available at law and (iii) except as otherwise provided in Section 9.03(b), Section 9.03(c), Section 9.03(d),  Section 9.03(e) or Section 9.03(f) below.  Moreover, the nonbreaching party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party.  Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger.  To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b)                                 In the event that (i) the Board of Directors of PCCI does not convene the Shareholders’ Meeting or the Board of Directors of Company fails to recommend adoption of this Agreement to PCCI shareholders or adversely alters or modifies or withdraws its favorable recommendation of this Agreement to PCCI shareholders, in each case other than in connection with an Acquisition Proposal, and (ii) this Agreement is not adopted by PCCI shareholders, and (A) PCBC is not, as of the date of such event, in material breach of this Agreement, and (B) the conditions in Section 8.02 and Section 8.07 have otherwise been satisfied up to the date of termination, then, within 2 business days of termination of this Agreement, subject to PCBC executing a waiver of its rights under Section 9.03(a) and having no pending action to enforce any right that it might have under Section 9.03(a) hereof, PCCI shall pay PCBC, in immediately available funds, $5,500,000 as agreed upon liquidated damages as the sole and exclusive remedy of PCBC under this Agreement.

(c)                                  In the event that (i) an Acquisition Proposal is made to PCCI or any person shall have publicly announced an intention to make an Acquisition Proposal between the date hereof and the time of the Shareholders’ Meeting; and (ii) this Agreement is not adopted by PCCI shareholders and PCBC was not, as of the date of such action, in material breach of this Agreement; and (iii) a definitive agreement relating to a Control Transaction is executed by PCCI or the Bank, or a Control Transaction is consummated, in either case within twelve (12) months after the termination of this Agreement, then upon the consummation of such Control Transaction or the execution of a definitive agreement with respect thereto, whichever occurs first, and subject to PCBC executing a waiver of its rights under Section 9.03(a) and having no pending action to enforce any right that it might have under Section 9.03(a), PCCI shall pay PCBC, in immediately available funds, $5,500,000 as agreed upon liquidated damages as the sole and exclusive remedy of PCBC under this Agreement.  There shall be no duplication of remedy under this Section 9.03(c) and Section 9.02(b).  As used in this Agreement, a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of a majority of the voting power of the outstanding securities of PCCI or the Bank or all or substantially all of the assets of PCCI or the Bank.

(d)                                 In the event that PCCI terminates this Agreement pursuant to Section 9.02(f), then, upon termination of this Agreement, and subject to PCBC executing a waiver of its rights under Section 9.02(a) and having no pending action to enforce any right it may have under Section 9.02(a), PCCI shall pay PCBC, in immediately available funds, $5,500,000 as agreed upon liquidated damages as the sole and exclusive remedy of PCBC under this Agreement.

(e)                                  In the event that this Agreement is terminated by PCBC because PCCI willfully breached any covenant or obligation contained in this Agreement and such breach entitled PCBC to terminate this Agreement under Section 9.02(c), and subject to PCBC executing a waiver of its rights under Section 9.03(c) and having no pending action to enforce any right it may have under Section 9.03(a), PCCI shall pay PCBC, in immediately available funds, $5,500,000 as agreed upon liquidated damages as the sole and exclusive remedy of PCBC under this Agreement.

(f)                                    In the event that this Agreement is terminated by PCCI because PCBC willfully breached any covenant or obligation contained in this Agreement and such breach entitled PCCI to terminate this Agreement under Section 9.02(c), and subject to PCCI executing a waiver of its rights under Section 9.03(a) and having no pending action to enforce any right it may have under Section 9.03(a), PCBC shall pay PCCI, in immediately available funds, $5,500,000 as agreed upon liquidated damages as the sole and exclusive remedy of PCCI under this Agreement.

ARTICLE X.
NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.01.                       Nonsurvival of Representations and Warranties.  The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive Closing.

ARTICLE XI.
CONFIDENTIAL INFORMATION

Section 11.01.                       Definition of Recipient, Disclosing Party, Representative and Person.  For purposes of this Article XI, the term “Recipient” shall mean the party receiving the Subject

Information (as defined in Section 11.02) and the term “Disclosing Party” shall mean the party furnishing the Subject Information.  The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be.  The term “Representative” as used herein, shall include all directors, officers, shareholders or stockholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.  The term “person” as used in this Article XI shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

Section 11.02.                       Definition of Subject Information.  For purposes of this Article XI, the term “Subject Information” shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party.  The term “Subject Information” shall not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 11.03.                       Confidentiality.  Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

Section 11.04.                       Securities Law Concerns.  Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 11.05.                       Return of Subject Information.  In the event of termination of this Agreement or the Merger Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party or destroy, at the option of the Disclosing Party, all material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency.  In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 11.06.                       Specific Performance/Injunctive Relief.  Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article XI of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages.  Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of Article XI of this Agreement by the Recipient or its Representatives.  Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies.  Such remedies shall not be deemed the exclusive remedies for a breach of Article XI of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XII.
MISCELLANEOUS

Section 12.01.                       Brokerage Fees and Commissions.

(a)                                  PCBC hereby represents to PCCI that no agent, representative or broker has represented PCBC, PCBNA or any or all of its shareholders in connection with the transactions described in this Agreement or the Merger Agreement.  PCCI shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of PCBC or any shareholder of PCBC, and PCBC hereby agrees to indemnify and hold PCCI harmless for any amounts owed to any agent, representative or broker of PCBC or any shareholder of PCBC.

(b)                                 PCCI hereby represents to PCBC that, except as set forth on Schedule 12.01(b),  no agent, representative or broker has represented PCCI or any or all of its stockholders in connection with the transactions described in this Agreement.  PCBC shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of PCCI or any stockholder of PCCI, and PCCI hereby agrees to indemnify and hold PCBC harmless for any amounts owed to any agent, representative or broker of PCCI or any stockholder of PCCI.

Section 12.02.                       Entire Agreement.  This Agreement and the other agreements, documents, schedules, exhibits and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 12.03.                       Further Cooperation.  The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 12.04.                       Severability.  In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 12.05.                       Notices.  Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery.  The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section.  All communications must be in writing and addressed as follows:

IF TO PCCI:

Pacific Crest Capital, Inc.

30343 Canwood Street

Agoura Hills, CA 91301

Attention:  Gary L. Wehrle, President

Telecopy:  (818) 865-3260

WITH A COPY TO:

William T. Quicksilver, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Telecopy:  (310) 312-4224

IF TO PCBC:

Pacific Capital Bancorp

1021 Anacapa Street

Santa Barbara, California 93101

Attention:  William S. Thomas, Jr., President

Telecopy:  (805) 564-6293

WITH A COPY TO:

Charles E. Greef, Esq.

Peter G. Weinstock, Esq.

Jenkens & Gilchrist,

a Professional Corporation

1445 Ross Avenue, Suite 3200

Dallas, Texas  75202-2799

Telecopy:  (214) 855-4300

Section 12.06.                       Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.  VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN SANTA BARBARA COUNTY, CALIFORNIA.

Section 12.07.                       Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.08.                       Certain Definitions.

(a)                                  “Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

(b)                                 “Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c)                                  “Existing Employment Agreements” shall mean those certain employment agreements by and between PCCI and each of Christopher A. De Herrerra, Robert J. Dennen, Tracy L. Elliott, Gonzalo Fernandez, Lyle Lodwick, Nicola Merrifield, Barry Otelsberg, Anthony Parker, Mary Carolyn Reinhart, Kimberlee von Disterlo, and Gary Wehrle.

(d)                                 “Existing CEO Employment Agreement” shall mean that certain Employment Agreement, effective as of January 1, 2000, by and between Gary Wehrle and PCCI.

(e)                                  “Environmental Laws” mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended (“SWDA,” also known as “RCRA” for a subsequent amending act), (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended (“CWA”), (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (“CAA”), (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended (“TSCA”), (f) the Emergency Planning and Community Right to Know Act, 15 U.S.C. § 2601 et seq., as amended (“EPCRKA”), and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

(f)                                    “Hazardous Material” means, without limitation, (i) any “hazardous wastes” as defined under RCRA, (ii) any “hazardous substances” as defined under

CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos, (viii) polychlorinated biphenyls, (x) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (ix) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.  Notwithstanding the foregoing, “Hazardous Material” shall not include materials employed in normal consumer or office uses, such as gasoline, lubricants, printing materials, cleaners, disinfectants, pesticides, building materials, fluorescent lights and ballasts, batteries and refrigerants, as long as such materials are used and stored only in quantities typical of consumer and office uses.

(g)                                 PCCI is deemed to have “Knowledge” of a particular fact or other matter if any individual who is presently serving as a director or executive officer of PCCI, after reasonable inquiry, is actually aware of or had reason to know such fact or other matter.

(h)                                 PCBC is deemed to have “Knowledge” of a particular fact or other matter if any individual who is presently serving as a director or executive officer of PCBC, after reasonable inquiry, is actually aware of or had reason to know such fact or other matter.

(i)                                     “Material Adverse Change” with respect to PCCI means any material adverse change since June 30, 2003, in the business, results of operations, condition (financial or otherwise), assets, properties, employees, liabilities (absolute, accrued, contingent or otherwise) or reserves of such entity taken together with its Subsidiaries on a consolidated basis and specifically includes any change that reduces, or is reasonably likely to reduce, the shareholders’ equity of PCCI by an amount equaling or exceeding $2,500,000; it being understood that in determining whether a Material Adverse Change has occurred there shall be excluded any change with respect to, or effect on, such entity and any of its Subsidiaries resulting from (i) any change in law, rule, regulation, GAAP or RAP (including with respect to the capital treatment of the Trusts after the date of this Agreement), as such would apply to bank holding companies or banks; (ii) any changes in general economic conditions affecting financial institutions generally, including without limitation, interest rates (except to the extent that such changes have an adverse effect on PCCI taken as a whole that is materially greater than the adverse effect on comparable entities, in which instance the amount of the adverse impact that is materially greater would be included); (iii) any changes resulting from expenses incurred in connection with this Agreement, including, but not limited to, the expenses listed in Section 8.11(b)(v) of this Agreement; or (iv) other payments, actions or omissions permitted by this Agreement or taken with the prior written consent of PCBC in connection with the transactions contemplated herein.

(j)                                     “PCBC Employee Benefit Plans” mean all “employee benefit plans” (as defined in ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by PCBC or any Subsidiary of PCBC, or with respect to which PCBC and the Subsidiaries of PCBC has any liability, and (ii) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of PCBC or any Subsidiary of PCBC, or the dependents of any such person, regardless of whether funded.

(k)                                  “Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

Section 12.09.                       Attorneys’ Fees and Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 12.10.                       Rules of Construction.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.  The word “or” is used in the inclusive sense.  All Articles and Sections referred to herein are Articles and Sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement.  Descriptive headings as to the contents of particular Sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement.  Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

Section 12.11.                       Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein.  Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein.  No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties.  Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section shall be void and of no effect.

Section 12.12.                       Public Disclosure.  Neither PCBC nor PCCI will make, issue or release any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, PCBC and PCCI will be permitted to make any public disclosures or governmental filings as reasonably determined by a party to be necessary to comply with its legal obligations or applicable listing standards and after consultation with the other party and its legal counsel.

Section 12.13.                       Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Such action shall be evidenced by a signed written notice given in the manner provided in Section 12.05.  No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.05) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 12.14.                       Amendments.  To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of PCBC and PCCI at any time before or after adoption of this Agreement by the stockholders of PCCI but, after any submission of this Agreement to the stockholders of PCCI for approval, no amendment shall be made that (a) decreases the Per Share Consideration to be paid as set forth in Section 1.05 or (b) materially and adversely affects the rights of the stockholders of PCCI hereunder without the requisite approval of such stockholders.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

[Signatures Follow]

IN WITNESS WHEREOF, PCBC and PCCI have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PACIFIC CAPITAL BANCORP,
a California corporation

By:	/s/ DONALD E. LAFLER
Donald E. Lafler, Executive Vice President

PACIFIC CREST CAPITAL, INC.
a Delaware corporation

By:	/s/ GARY L. WEHRLE
Gary L. Wehrle, President

EXHIBIT “A”

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made as of October      , 2003, by and between New PCCI, Inc., a Delaware corporation (“Newco”), and Pacific Crest Capital, Inc., a Delaware corporation (“PCCI”), and joined in by Pacific Capital Bank, National Association, a national banking association (“PCBNA”) and Pacific Capital Bancorp, a California corporation (PCBC”).

W I T N E S S E T H:

WHEREAS, PCCI and PCBC are parties to that certain Agreement and Plan of Reorganization dated as of October 16, 2003 (the “Reorganization Agreement”);

WHEREAS, PCCI owns all of the stock of Pacific Crest Bank, a California banking corporation (the “Bank”);

WHEREAS, PCBNA is a wholly owned subsidiary of PCBC and Newco is a wholly owned subsidiary of PCBNA;

WHEREAS, PCBC and PCBNA, pursuant to the terms of the Reorganization Agreement, desire to merge Newco with and into PCCI (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value per share (“Newco Stock”), of which 1,000 shares are issued and outstanding;

WHEREAS, the Boards of Directors of PCCI, PCBC, PCBNA and Newco have approved this Merger Agreement and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Merger Agreement and the Reorganization Agreement, all such action as may be necessary or appropriate shall be taken by Newco, PCBC, PCBNA and PCCI in order to consummate the Merger.

NOW, THEREFORE, Newco and PCCI, joined by PCBC and PCBNA, hereby agree that Newco shall be merged with and into PCCI on the following terms and conditions:

1.                                       Merger of Newco and PCCI.  At the Effective Time (as defined in Section 14 of this Merger Agreement), Newco shall be merged with and into PCCI pursuant to the provisions of Section 251 of  the General Corporation Law of the State of Delaware (the “DGCL”).  PCCI shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Newco shall cease.

2.                                       Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.  The name of the Surviving Corporation shall be “Pacific Crest

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Capital, Inc.”.  The existing offices and facilities of PCCI immediately preceding the Merger shall be the principal offices and facilities of the Surviving Corporation following the Merger.

3.                                       Certificate of Incorporation and Bylaws.  As a result of the Merger, the Certificate of Incorporation and Bylaws of PCCI shall continue in effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation until the same shall be amended and changed as provided by law.

4.                                       Directors and Officers.  The directors and officers of Newco at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

5.                                       Conversion of Securities. At the Effective Time, by virtue of this Merger Agreement and without any further action on the part of PCBC, PCBNA, PCCI, Newco, or any holder of shares of common stock, par value $0.01 per share, of PCCI (the “PCCI Common Stock”):

(a)                                  Each share of PCCI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of PCCI Common Stock that are (A) owned, directly or indirectly, by PCCI, Bank, PCBC, PCBNA, or Newco (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 5(c) below) or (B) held by stockholders who perfect their appraisal rights pursuant to Section 262 of the DGCL (herein referred to as “Dissenting Shares”), shall be converted into the right to receive cash consideration (the “Per Share Consideration”) of $26.00.  All of the shares of PCCI Common Stock converted into the Per Share Consideration pursuant to this Section 5(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of PCCI Common Stock shall thereafter represent the right to receive the Per Share Consideration as set forth in this Section 5(a).  Certificates previously representing shares of PCCI Common Stock shall be exchanged for the Per Share Consideration upon the surrender of such Certificates in accordance with Section 1.06 of the Reorganization Agreement, without any interest thereon.

(b)                                 Dissenting Shares shall not be converted as described in  Section 5(a) above, but from and after the Effective Time shall represent only the right to receive such value as may be determined pursuant to Section 262 of the DGCL.

(c)                                  All shares of PCCI Common Stock that are owned, directly or indirectly, by PCCI, Bank, PCBC, PCBNA, or Newco (other than (i) shares of PCCI Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (collectively, the “Trust Account Shares”) and (ii) shares of PCCI Common Stock held in respect of a debt previously contracted (collectively, the “DPC Shares”) shall be canceled and shall cease to exist and no other consideration shall be delivered in exchange therefor.

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(d)                                 Each share of Newco Stock, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

6.                                       Exchange of PCCI Stock Options.

(a)                                  Immediately prior to the Effective Time, PCCI shall pay cash to the holder (the “Optionee”) of each outstanding unexercised option (a “PCCI Stock Option”) issued pursuant to the 1993 Pacific Crest Capital, Inc. Equity Incentive Plan, as amended, or the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan, whether or not vested, who has delivered the Optionee Agreement (as defined in the Reorganization Agreement), in an amount equal to (i) the difference (if a positive number) between (A) the Per Share Consideration, and (B) the exercise price of such PCCI Stock Option multiplied by (ii) the number of shares of PCCI Common Stock covered by such PCCI Stock Option (net of all applicable withholding and payroll taxes with respect to amounts paid pursuant to this Section 6(a)).  Any payment pursuant to this Section 6(a) shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing (as defined in the Reorganization Agreement) contained in Articles VII and VIII of the Reorganization Agreement.

(b)                                 At the Effective Time, pursuant to a resolution duly adopted by PCCI’s Board of Directors in accordance with Section 16(b) of the 1993 Pacific Crest Capital, Inc. Equity Incentive Plan and Section 15(b) of the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan, each PCCI Stock Option granted that is outstanding and unexercised shall be proportionately adjusted such that each PCCI Stock Option shall cease to represent a right to acquire shares of PCCI Common Stock and shall instead, as adjusted, represent the right to receive upon exercise and delivery of the applicable exercise price an amount in cash equal to the Per Share Consideration.

7.                                       Stock Transfer Books.  The stock transfer books of PCCI shall be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of PCCI Stock shall take place thereafter.

8.                                       Shareholder Approval. Upon approval by (i) the requisite vote of the holders of the outstanding shares of PCCI Common Stock as and to the extent required by the DGCL and (ii) the sole shareholder of Newco, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in Section 14 hereof.

9.                                       Conditions to Consummation of the Merger.  Consummation of the Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

10.                                 Termination.  This Merger Agreement may be terminated and abandoned at any time prior to or at the Effective Time, whether before or after action thereon by the shareholders of PCCI, pursuant to the terms and provisions of the Reorganization Agreement.

11.                                 Effect of Termination.  In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 10 of this Merger Agreement, the

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liability by reason of this Merger Agreement or the termination thereof on the part of any of PCCI, PCBC or PCBNA or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement.

12.                                 Representations and Warranties of Newco.  Newco is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Newco has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement.

13.                                 Waiver, Amendment and Modification.  Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of PCCI, by the party that is entitled to the benefits thereof.  This Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of PCCI, by PCBC, PCBNA, Newco and PCCI; provided, however, that in no event may any amendment hereto be made after action by the shareholders of PCCI that affects the value of the consideration to be received by the shareholders of PCCI specified in Section 5 of this Merger Agreement or that materially and adversely affects the rights of PCCI’s shareholders hereunder without the requisite approval of such shareholders.  Any waiver, modification or amendment of this Merger Agreement shall be in writing.

14.                                 Effective Time. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as PCBC, PCBNA, Newco and PCCI shall agree and specify in the Certificate of Merger (such time being referred to herein as the “Effective Time”).

15.                                 Multiple Counterparts.  For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

16.                                 Governing Law.  THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA.

17.                                 Further Assurances.  Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed  necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any assets of Newco or PCCI acquired or to be acquired by reason of or as a result

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of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

18.                                 Severability.  In the event that any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Merger Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) there shall be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19.                                 Specific Performance. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger.  To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

20.                                 Rules of Construction.  Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement.  All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.  The word “or” is used in the inclusive sense.  In the event of any conflict between the terms of this Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

21.                                 Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Merger Agreement and the Reorganization Agreement, all of which are incorporated herein by reference for all purposes, shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns.  Except as otherwise provided in the Reorganization Agreement, nothing expressed or referred to herein or in the Reorganization Agreement is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement or the Reorganization Agreement, or any provision herein or therein contained.  Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement.  No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties.  Any assignment made or attempted in violation of this Section 21 shall be void and of no effect.

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[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

PACIFIC CREST CAPITAL, I NC.

By:
Name:
Title:

NEW PCCI, INC.

By:
Name:
Title:

PACIFIC CAPITAL BANCORP

By:
Name:
Title:

PACIFIC CAPITAL BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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EXHIBIT “B”

FORM OF OPTIONEE AGREEMENT

[Letterhead of PCCI]

October      , 2003

[Optionee Name

Address

City]

Re:                             Option Agreement

Dear [Optionee]:

Pacific Crest Capital, Inc., a Delaware corporation (“PCCI”), has previously granted you (“You”) one or more stock options (the “Options”) pursuant to which You have the right and option to purchase a specified number of shares of PCCI common stock pursuant to and subject to the provisions of the respective option agreements between You and PCCI (“Option Agreement”).

As you know, PCCI has signed an Agreement and Plan of Reorganization, dated as of October 16, 2003 (the “Reorganization Agreement”), providing for the acquisition of PCCI by Pacific Capital Bancorp, a California corporation (“PCBC”), subject to shareholder and regulatory approvals and certain other conditions.  The acquisition will be accomplished by means of a merger of a direct or indirect subsidiary of PCBC with and into PCCI (the “Merger”).  As a result of the Merger, each issued and outstanding share of PCCI common stock will be converted into the right to receive $26.00 in cash (the “Per Share Consideration”).

In connection with the Merger, PCCI will pay PCCI optionees who have not previously exercised their PCCI options the net value of the options in cancellation thereof prior to the Effective Time (as defined in the Reorganization Agreement) of the Merger.

You have agreed with PCCI to cancel the Options and terminate the Option Agreement on the terms set forth below (which shall constitute a “Cancellation Agreement”):

1.                                       You agree that, except as otherwise provided in this Cancellation Agreement, You may exercise the vested portion of the Options, or any part thereof, until the close of business on February 28, 2004 (the “Option Deadline”) and that after the Option Deadline, You will not, and shall have no right to, exercise the Options, in whole or in part, or sell, assign, donate, pledge, convey, or otherwise dispose of any portion (whether or not vested) of the Options, provided, however, that You may exercise (up until the day immediately prior to the Effective Time) Options that would otherwise expire within 20 days of the date of exercise.

2.                                       You agree that the Option Agreement shall be terminated and the Options shall be canceled (if not sooner canceled, terminated, or expired in accordance with its terms) effective immediately prior to the Effective Time of the Merger.  PCCI shall pay to You the consideration set forth in paragraph 3 immediately prior to the Effective Time of the Merger.

3.                                       As consideration for Your agreement to terminate and cancel the Options, You shall receive an amount equal to the product of (a) the difference (if a positive number) between (i) the

Per Share Consideration and (ii) the per share option exercise price of the Options multiplied by (b) the number of shares subject to the Options (whether or not otherwise vested as of the Effective Time of the Merger), less the number of shares subject to the Options exercised by You after the execution of this Cancellation Agreement and prior to the Option Deadline.  The calculation of the payment is set forth on Exhibit A hereto.  The amounts required to be paid to You hereunder may be subject to federal and/or state withholding taxes as required by law, in which event the net amount paid to You hereunder shall be reduced accordingly.

4.                                       Notwithstanding anything to the contrary herein, PCCI shall be under no obligation to make any payment to You hereunder if You voluntarily terminate Your employment with PCCI or if Your employment is involuntarily terminated for cause at any time prior to the Effective Time of the Merger.  In the event of any such voluntary or involuntary termination of employment, PCCI may, in its sole discretion, rescind this Cancellation Agreement.  In that event, the Option Agreement shall be restored to full force and effect as if this Cancellation Agreement had never been entered into by the parties, and You shall be restored to whatever option exercise rights are provided by the Option Agreement under circumstances of employment termination, except that the exercise period for the Options shall terminate at the earlier of (a) the close of business on the fifth business day immediately preceding the date of the Effective Time of the Merger or (b) the end of the exercise period specified in the Option Agreement.

5.                                       Upon cancellation of the Options pursuant hereto, and except in the event of rescission of this Cancellation Agreement as herein provided, You shall have no further rights or interest under the Options or the Option Agreement.  Simultaneous with the execution of this Cancellation Agreement, You shall return the original Option Agreement to PCCI.

6.                                       This Cancellation Agreement shall be binding on the parties hereto immediately upon execution.  If the Reorganization Agreement is terminated prior to the Effective Time of the Merger, this Cancellation Agreement shall automatically be rescinded, and the Option Agreement shall remain in full force and effect as if this Cancellation Agreement had never been entered into by the parties.  In that event, You agree promptly to return any and all payments made hereunder by PCCI to You, if any, and PCCI agrees promptly to return the Option Agreement to You.

7.                                       Each of the parties hereto represents that he, she, or it has the requisite capacity to enter into and perform that person’s obligations under this Cancellation Agreement, and each of the parties agrees that the provisions of this Cancellation Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties hereto.

8.                                       This Cancellation Agreement is made and entered into in the State of California and the laws of that State shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

9.                                       In the event any of the parties to this Cancellation Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover from the losing party all reasonable costs and expenses incurred or sustained by

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such prevailing party in connection with such suit or action, including without limitation, legal fees and court costs.

10.                                 The parties hereto recognize and agree that monetary damages will not compensate adequately the parties hereto for non-performance.  Accordingly, each party agrees that his, her, or its obligations shall be enforceable by court order requiring specific performance.

11.                                 The making, execution and delivery of this Cancellation Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein.  This Cancellation Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to by reference herein.

Please signify Your acceptance of the terms of this Cancellation Agreement by executing the copy of this letter where your name is indicated below and returning it to                            ,                            , of PCCI prior to                              , 2003.

PACIFIC CREST CAPITAL, INC.
a Delaware corporation

By:
Its:

I agree to the termination and cancellation of the Options on the terms set forth above.

Optionee

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EXHIBIT A

	(1)	(2)	(3)	(4)	(5)
Date of Grant	No. of Options	Grant Price	(1) multiplied by (2)	$26.00 multiplied by (1)	(4) – (3)

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EXHIBIT “C”

OPINION MATTERS OF COUNSEL TO PCCI

EXHIBIT “C”

OPINION MATTERS OF COUNSEL TO PCCI

1.                                       PCCI is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California, and has the corporate power and corporate authority to own its property and carry on its business as now conducted.

2.                                       The Bank is a California banking corporation, duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and corporate authority to own its property and carry on its business as now conducted.

3.                                       Each of the Agreement and the Merger Agreement delivered by PCCI to PCBC, PCBNA and Newco has been duly authorized by all necessary corporate action on the part of PCCI, has been executed and delivered by PCCI, and constitutes the valid and legally binding obligation of PCCI, enforceable in accordance with their respective terms as to PCCI except that the opinion in this paragraph with respect to the enforceability of the Agreement and the Merger Agreement is qualified by the following:

(i)  such opinion assumes that the Agreement and the Merger Agreement constitutes the valid and legally binding obligation of PCBC, PCBNA or Newco enforceable against PCBC, PCBNA or Newco in accordance with its terms;

(ii) such counsel expresses no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and equitable subordination,

(iii) such counsel’s opinion is qualified by the limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Agreement and the Merger Agreement, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable,

(iv) such counsel expresses no opinion as to the effect of judicial decisions, which may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Agreement and the Merger Agreement, and

(v) such counsel expresses no opinion as to the treatment of PCCI Stock Options under the PCCI Stock Option Plans.

4.                                       The execution, delivery and performance by PCCI of this Agreement and the Merger Agreement will not violate the Certificate of Incorporation or Bylaws of PCCI, and assuming PCBC and PCBNA have obtained and have complied with all governmental and regulatory approvals required to consummate the transactions contemplated by the Agreement and the Merger Agreement, will not violate any provision of law applicable to PCCI which, in such counsel’s experience, is normally applicable to transactions of the type contemplated by the

Agreement and the Merger Agreement, and, to such counsel’s knowledge, (i) will not violate any order of any court or governmental agency applicable to PCCI or (ii) will not result in the creation or imposition of any lien, charge or encumbrance (collectively, “Liens”) upon the assets of PCCI pursuant to the provisions of any indenture, mortgage, trust, franchise, permit, license, note or other agreement or instrument to which PCCI is a party and which is identified in the Exhibit Index of the periodic reports filed by PCCI with the SEC since January 1, 2003, except such Liens which if created or imposed would not have a Material Adverse Change on PCCI on a consolidated basis.

5.                                       To the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting PCCI or the Bank at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that questions the validity of the Agreement or the transactions contemplated thereby, that seeks to enjoin or otherwise restrain the transactions contemplated by the Agreement.

6.                                       The authorized capital stock of PCCI consists of (i) 10,000,000 shares of common stock, $.01 par value per share, and (ii) 2,000,000 shares of preferred stock, $.01 par value per share.  To such counsel’s knowledge, other than shares of common stock of PCCI, there are no other outstanding shares of capital stock of any kind or character.  To such counsel’s knowledge, none of the issued and outstanding shares of the capital stock of PCCI has been issued in violation of the preemptive rights of any person.

In giving the foregoing opinions, such counsel may rely upon the opinion of other legal counsel reasonably satisfactory to PCBC and upon certificates of public officials and officers and directors of PCCI.  Such counsel may also state that the opinions in paragraph 4 are not given with respect to the Affiliate Merger, the assumption by PCBC of the obligations of PCCI under the Indentures or any other transactions occurring after the Effective Time involving PCBC and any of its then direct or indirect Subsidiaries.  Such opinions may be based on such assumptions and subject to such qualifications and limitations and in such form as are customary in legal opinions in similar situations.

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EXHIBIT “D”

FORM OF ESTOPPEL CERTIFICATE

LANDLORD’S ESTOPPEL CERTIFICATE

To:  Pacific Capital Bancorp and Pacific Capital Bank, National Association

Ladies and Gentlemen:

The undersigned,                                                                                            (“Landlord”), hereby certifies, represents and warrants to Pacific Capital Bancorp (“PCBC”) and Pacific Capital Bank, National Association (“PCBNA”) and agrees as follows:

1.                                       Landlord is the fee owner of certain real property commonly known as                                                                                                                                                   , California (the “Property”).

2.                                       Landlord leases the Property to                                                                                                                                                           (“Tenant”), pursuant to a lease dated as of                                              , 20      , by and between Landlord and Tenant, a true and correct copy of which is attached hereto as Exhibit A (the “Lease”).

3.                                       Landlord acknowledges PCBC and PCBNA have entered into an agreement by the terms of which Tenant will merge with and into PCBNA, and PCBNA will assume all of Tenant’s obligations under the Lease, and that PCBC and PCBNA will be relying upon the certifications, representations, warranties and agreements of Landlord contained in this estoppel certificate in entering into such agreement and consummating the transactions governed thereby.

4.                                       The Lease is in full force and effect and has not been modified, amended, supplemented or superseded in any way.

5.                                       As of the date hereof, Tenant has paid all sums required to be paid pursuant to the Lease and, to the best of Landlord’s knowledge, there are no uncured defaults on the part of Tenant under the Lease.

6.                                       The amount of the security deposit being held by Landlord under the Lease is $                        .  None of the security deposit has been applied by Landlord to the payment of any amounts due under the Lease.

7.                                       As of the date hereof, there are no uncured defaults on the part of Landlord under the Lease.

Dated: October , 2003	[Landlord]

By:
Name:
Title:

EXHIBIT “E”

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between Gary L. Wehrle (“Executive”) and Pacific Capital Bancorp, a California corporation (“PCBC”) collectively “the parties.”

RECITALS

A.                                   Executive and Pacific Crest Capital, Inc., a Delaware corporation, (“PCCI”) are parties to an employment agreement (“Existing Employment Agreement”), which became effective on January 1, 2000.

B.                                     PCCI and PCBC have entered into an Agreement and Plan of Reorganization dated as of October 16, 2003 (the “Acquisition Agreement”), pursuant to which PCBC is to acquire all of PCCI’s common stock pursuant to a merger between a wholly-owned direct or indirect subsidiary of PCBC and PCCI (the “Merger”).

C.                                     A condition of the Acquisition Agreement is that the Existing Employment Agreement will be terminated at the effective time of the Merger (the “Effective Time”) and will be superseded by this Agreement.

D.                                    The parties intend that at the Effective Time, as defined herein, this Agreement will supersede the Existing Employment Agreement and that the Existing Employment Agreement will automatically terminate.

AGREEMENT

1.                                       TERMINATION OF EXISTING EMPLOYMENT AGREEMENT

At the Effective Date, this Agreement terminates and supersedes the Existing Employment Agreement.

2.                                       POSITION

During the Term (as defined in Section 3), Executive will be employed as an Executive Vice President of PCBC.

3.                                       TERM

(a)                                  The term of Executive’s employment shall commence on the Effective Date and shall continue until December 31, 2006, unless terminated earlier in accordance with the terms hereof (the “Term”).

(b)                                 Executive commits to work exclusively for PCBC during the Term.

4.                                       EMPLOYMENT PERIOD

(a)                                  During the Term, PCBC agrees to employ Executive and Executive agrees to work for PCBC or its subsidiary bank, Pacific Capital Bank, National Association (“PCBNA”), as follows:

(1)                                  From the Effective Date until December 31, 2004, Executive will work on a full-time basis.  Executive agrees that during this employment period, he shall devote his full business time exclusively to his duties with PCBC;

(2)                                  From January 1, 2005, through December 31, 2005, Executive will work on a part-time basis, as requested by the Board of Directors of PCBC (the “Board”), up to twenty-one (21) hours per week;

(3)                                  From January 1, 2006, through December 31, 2006, Executive will work on a part-time basis as requested by the Board, up to twenty-one (21) hours per week.

(b)                                 During Executive’s period of full time employment in 2004, his service shall be provided primarily at 30343 Canwood Street, Agoura Hills, California (the “Agoura Location”).

(c)                                  During Executive’s period of part-time employment in 2005 and 2006, his services may be provided from either the Agoura Location or Executive’s residence in Sisters, Oregon, or at such other geographic location acceptable to both Executive and PCBC.

5.                                       EFFECTIVE DATE

The  “Effective Date” of this Agreement means the “Effective Time” as defined in the Acquisition Agreement.

6.                                       SALARY

(a)                                  From the Effective Date until December 31, 2004, Executive’s annual salary shall be Three-hundred Thirty-five Thousand Dollars ($335,000), paid in accordance with PCBC’s’s standard payroll practice.

(b)                                 During calendar years 2005 and 2006, Executive’s semi-monthly salary shall be calculated by dividing $335,000 by 2,080 and then multiplying the result by the number of hours worked by Executive during the pay period.

7.                                       BONUSES

Executive shall be eligible for a performance bonus annually pursuant to PCBC’s Excellence In Performance Plan (“EIP”).

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8.                                       GROUP/EXECUTIVE BENEFITS

Group/Executive Benefits:  Except as otherwise specifically provided herein, so long as they meet applicable eligibility requirements, Executive and his family shall participate, on the same terms with other employees and officers, in any group and/or executive life including supplemental split dollar life insurance, hospitalization or disability insurance plan, health program, pension, profit sharing, 401(k), vacation, and similar benefit plans (qualified, non-qualified and supplemental) that PCBC sponsors for its officers or employees, and in other fringe benefits including automobile allowance at an annual level no less than $12,000.00, club membership and dues, and similar programs existing at PCBC as of the Effective Date of this Agreement (collectively referred to as the “Benefits”).  It is understood that participating on the “same terms” means the same rules and/or policies apply, recognizing that the result upon applying them can be affected by additional credited years of service, among other things.  The automobile allowance shall terminate upon the end of Executive’s full-time employment.  Further, it is understood and agreed that PCBC shall provide sufficient additional funds as bonus compensation to Executive to cover the 2004 premiums for Executive’s life insurance policy with Pacific Mutual Life Insurance Company (Policy #1A2226471-0) grossed up for income and FICA taxes, and ownership of such policies shall remain with Executive, subject to the existing collateral assignment with respect thereto for premiums paid by PCCI prior to July 1, 2002.  Further, with respect to PCBC’s Retiree Health Plan For Key Employees, Executive shall not receive credit for his service with PCCI.

9.                                       SUPPLEMENTAL RETIREMENT PLAN

So long as he meets eligibility requirements, Executive shall continue to participate in the Pacific Crest Capital, Inc. Supplemental Executive Retirement Plan (“SERP”) as it is in effect as of the date of execution of this Agreement; provided, however, that on the effective date of this Agreement he shall be credited with two (2) additional years of service in lieu of any additional credit he would otherwise receive pursuant to Section 4.1(b) of the SERP.  Executive’s retirement benefits under the SERP shall be based on (a) his average annual salary during the last three (3) years of his full- time employment and (b) his average annual bonus during the last three (3) years of his full-time employment, which average bonus shall not exceed Fifty-thousand dollars ($50,000.00), for purposes of the SERP benefit calculation only.

10.                                 TERMINATION

(a)                                  Executive’s employment hereunder may be terminated by PCBC only for cause for the conditions described in Subsection (i) or (ii) below.

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(b)

(i)                                     Executive willfully fails to substantially perform his duties for PCBC after a written demand for substantial performance is delivered to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and Executive is provided with a reasonable period of time to substantially perform his duties thereafter.   However, the provisions of this subsection (i) shall not apply to any such failure

(A)                              Resulting from Executive’s incapacity due to serious physical or mental illness except if such illness results fully or in part from the abuse of controlled substances;

(ii)                                  Executive engages in conduct involving personal dishonesty, willful misconduct, breach of fiduciary duty involving potential profit to himself or others besides PCBC or willful violation of any law, rule, or regulation, or final notice relating to the performance of his duties for PCBC.

(A)                              For purposes of this subparagraph (ii), Executive’s conduct shall be deemed “willful” if it was  done or omitted in bad faith and/or without a reasonable belief that his action or omission was in the best interest of PCBC.

(2)  Notwithstanding the provision of section 10(b) above, Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the membership of the Board:

This resolution must be adopted at a meeting of the Board called and held for such purpose after reasonable notice to Executive.

There must be an opportunity for Executive to be heard before the Board.

The resolution must find that, in the opinion of the Board, Executive engaged in the conduct set forth in section 10 (b) (i) or (ii) above and must specify the particulars thereof in detail.

(c)                                  Executive’s employment hereunder shall be terminated upon Executive’s death or disability, as defined in Section 11(c) below.

(d)                                 Executive’s employment hereunder may be terminated by Executive upon a written notice of resignation to PCBC not less than ninety (90) days prior to the date of his resignation.

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11.                                 STAY PUT BONUS

(a)                                  If Executive is employed by PCBC on January 1, 2005, or if his employment is terminated prior to that date for any reason other than his voluntary resignation , he or his estate will be entitled to the additional compensation set forth below (the “Stay Put Bonus”).

(i)                                     On January 31, 2005, or if Executive’s employment is previously terminated  for any reason other than his voluntary resignation  within thirty (30) days after Executive’s last day of service, PCBC shall pay to him or to his estate a lump sum equal to the amount that results when the number described in subsection (a) below is multiplied times the sum described in subsection (b) below:

(a)                                  2.99

(b)                                 The sum of his:  (A) average annual salary during  the last three (3) calendar years of full-time employment, and (B) his average annual bonus payments during the three (3) calendar years of 2002, 2003 and 2004.

(c)                                  For purposes of this Agreement, Executive will be deemed to be disabled from performing his duties upon the earlier of:  (A) the end of any 120 consecutive day period during which, for any reason, he has been unable to substantially perform each of his usual and customary duties as Executive Vice President, or (B) the date when it becomes apparent that, for any reason, he will be unable to substantially perform each of his usual and customary duties as Executive Vice President for a period of at least 120 consecutive days, provided, in the case of a physical or mental injury or disease, his disability must be confirmed in writing by a reputable physician or psychologist, selected jointly by the Board and Executive (or his personal representative).  If any question arises as to whether Executive is physically or mentally disabled, upon written request by the Board, Executive shall promptly submit to a reasonable medical or psychological examination for the purpose of determining the existence, nature and extent of such disability.  PCBC shall promptly give Executive written notice of any determination that Executive is disabled from working and of any decision by the Board to terminate his employment by reason thereof.

12)                                MAXIMUM AMOUNT OF PAYMENTS:

If it is determined that any payment PCCI has made or PCBC or PCBNA makes to or for the benefit of Executive, under this Agreement or otherwise, is subject to the federal

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excise taxes imposed on golden parachute payments, PCBC will reduce such total payments subject to federal excise taxes until such payments are no longer subject to federal excise taxes.

(a)                                  If all or any amount paid to Executive by PCCI or payable by PCBC (or, in each instance, any subsidiary or affiliate thereof), whether under this Agreement or otherwise (a “Payment”), is subject to any tax under Section 4999 of the Internal Code of 1986, as amended, (the “Code”), or any similar federal or state law (an “Excise Tax”), PCBC shall reduce such payments to Executive until such payments are no longer subject to any tax under Section 4999 of the Code .

(b)                                 All calculations under this section 12 shall be made initially by PCBC and PCBC’s tax advisor and shall provide prompt written notice thereof to Executive.  Upon request of Executive, PCBC shall provide Executive with sufficient tax and compensation data to enable Executive or his tax advisor to independently make the calculations described in subsection (a). above and PCBC shall reimburse Executive for reasonable fees and expenses incurred for any such verification.

(c)                                  If Executive provides written notice to PCBC of any objection to the results of PCBC’s calculations within sixty (60) days of Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of PCBC (“Tax Counsel”).  PCBC shall pay all fees and expenses of such Tax Counsel.

13)                                MITIGATION AND SET OFF:

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  PCBC shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to PCBC by Executive, any amounts earned by Executive in other employment after termination of his employment with PCBC, or any amounts which might have been earned by Executive in other employment had he sought such other employment.

14)                                BUSINESS RELATED EXPENSES:

Executive shall be reimbursed for his reasonable and actual out-of-pocket expenses incurred by Executive in performance of his duties and responsibilities hereunder, provided Executive shall first furnish appropriate vouchers and expense accounts setting forth the information required by the governmental tax authorities for deductible business expenses.

15)                                TERMINATION BY EXECUTIVE:

Executive shall have no personal liability for damages to PCBC for voluntarily terminating his employment at any time, so long as he gives at least ninety (90) days prior written notice to PCBC; provided, however, Executive will not be entitled to the

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Stay Put Bonus set forth in section 11 herein if he resigns his employment effective prior to December 31, 2004.

16)                                CHOICE OF LAW AND FORUM:

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of California, without regard to choice of law principles.

(b)                                 The parties hereby consent to submit to personal jurisdiction in California for purposes of arbitration of any dispute over enforcement, breach or interpretation of this Agreement as provided in section 20 below.

(c)                                  The Agreement shall be construed and enforced according to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the laws of the State of California, other than its laws respecting choice of law, to the extent not pre-empted by ERISA.

17)                                INDEMNIFICATION:

To the fullest extend permitted by law and PCBC’s by-laws, PCBC shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of PCBC or any of its subsidiaries for acts committed in the course and scope of his employment.

18)                                BINDING EFFECT:

This Agreement shall be binding on and inure to the benefit of the heirs and representatives of Executive and the successors and assigns of PCBC.  PCBC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that PCBC would be required to perform it if no such succession had taken place; provided, Executive shall have the same obligations to the successor as he would have had to PCBC.  Regardless of whether such an assumption agreement is executed, this Agreement shall be binding on any successor of PCBC in accordance with the operation of law, and such successor shall be deemed “Employer” for all purposes under this Agreement.

19)                                NOTICES:

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered anywhere by hand to the applicable party, or if delivered by recognized commercial delivery service or if mailed within the

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continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If to PCB, addressed to:  Pacific Capital Bancorp, 1021 Anacapa Street, P.O Box 60839, Santa Barbara, California, 93160-0839.

(b)                                 If to Executive, addressed to:  24317 Sylvan Glen Road, Calabasas, California, 91303.

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.  Failure to send a copy to the applicable attorney shall not render a Notice ineffective, so long as it is actually received by PCBC or Executive, as applicable.

20)                                ARBITRATION OF ALL DISPUTES:

Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the County of Los Angeles in accordance with the laws of the State of California by an arbitrator selected by the parties pursuant to the rules of the American Arbitration Association.   The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. PCBC shall advance the arbitrator’s fees and AAA administrative costs.  Any arbitration decision shall be in writing and shall describe the basis for the decision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any award of the arbitrator shall include interest at a rate or rates considered just under the circumstances by the arbitrator.

21)                                ATTORNEY FEES AND OTHER EXPENSES:

If any party prevails on a claim under a state or federal statute that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees to the prevailing party, taking into account  such factors as the significance of the issue(s) on which each party prevailed, the reasonableness of each party’s position(s), and ability to pay.  Notwithstanding the foregoing, in the event that it shall be necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, Executive shall be entitled to an advance from PCBC of his reasonable attorneys fees and costs and expenses in connection with the enforcement of his rights (including the enforcement of any arbitration award in Court).  Payment shall be made to Executive by PCBC at the time the attorneys’ fees and costs and expenses are incurred by Executive.  If, however, the arbitrator should later determine that under the circumstances Executive could have had no reasonable expectation of prevailing on the merits at the time he initiated the arbitration based on the information then available to him, he shall repay any such payments to PCBC in accordance with the order of the arbitrator.

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22)                                NON-ALIENATION:

Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.  Nothing in this paragraph shall limit Executive’s rights or powers which his executor or administrator would otherwise have.

23)                                AMENDMENT:

This Agreement may be amended or canceled by mutual agreement of the parties in writing and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

24)                                SCOPE OF AGREEMENT:

(a)                                  This Agreement supersedes any other document or oral agreement that conflicts with it regarding any of the matters set forth herein with the exception of benefit and compensation plan documents.  It is not intended to preempt or supersede other documents, including plan documents, that provide additional, non-conflicting rules or terms.

(b)                                 No promises or inducements have been made by either party other than those reflected herein.  This Agreement cannot be amended except by a written agreement signed by the parties, and only the Board has authority to authorize such an amendment on behalf of PCBC.

25)                                SEVERABILITY:

Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect.  In addition, a court may re-write the invalid provision(s) so as to be consistent with applicable law and still, to the extent possible, achieve the intended effect of this Agreement.

26)                                EXECUTION IN COUNTERPARTS:

This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

27)                                CONFIDENTIAL INFORMATION; COMPETITION:

(a)                                  Employee acknowledges that, in the course of employment hereunder, Employee has and will become acquainted with confidential information belonging to

9

PCBC.  This information may relate to persons, firms and corporations which are or become customers or accounts of PCBC or of a subsidiary or affiliate of PCBC during the term of this Agreement.  None of the confidential information which Employee may have or may obtain prior to the termination of this Agreement shall be disclosed to any other person either before or after the termination of this Agreement without the prior written permission of PCBC, except such disclosures as may be necessary to the performance by Employee or Employee’s duties hereunder or unless such information is a part of the public domain, is within the prior knowledge of any such other person or is published anywhere without employee’s fault.  Employee shall return all tangible evidence of all such confidential information, whether in electronic or documentary form to PCBC prior to or at the termination of Employee’s employment.

(b)                                 Employee expressly covenants and agrees that for a period of two years after the date of termination of Employee’s employment with PCBC, Employee will not, acting alone or in conjunction with others, directly or indirectly, solicit business of any type engaged in by PCBC (or any subsidiary or affiliate of PCBC) from any person or business which is an account, customer or client of PCBC (or any subsidiary or affiliate of PCBC), or induce or attempt to influence any such account, customer or client to curtail or cancel its business with PCBC (or any subsidiary or affiliate of PCBC), or solicit or induce any employee to leave employment with PCBC.

(c)                                  Because the remedy at law for any breach of the provisions of this section 27 would be inadequate, Employee hereby consents to the granting, by any court having jurisdiction and without the necessity of proving actual monetary loss, of an injunction or other equitable relief enjoining any breach of such provisions.  In the event either party breaches any of the provisions, covenants or promises set forth in section 27, in addition to any other relief to which the non-breaching party may be entitled under section 27 of this Agreement, or any other provision of this Agreement, the non-breaching party shall also be entitled to injunctive relief from a court of competent jurisdiction, enjoining the breaching party, or its or his agents, attorneys, and all others acting on is or his behalf from any further disclosure or dissemination of information in breach of section 27 of this Agreement.

(d)                                 Employee and PCBC recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants and undertakings similar to those set forth in paragraph (b) of section 27.  It is the intention of Employee that the provisions of paragraph (b) of section 27 shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform to such laws or public policies) or any provision of such paragraph shall not render unenforceable, or impair, the remainder of the provisions of such paragraph.  Accordingly, if any provisions of such paragraph shall be determined to be invalid

10

or unenforceable, either in whole or in part, under the laws or public policies of any state or jurisdiction in which enforcement is sought, as to such state or jurisdiction the provisions of such paragraph shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the balance hereof in order to render it valid and enforceable in such state or jurisdiction.

(e)                                  Notwithstanding any termination of Employee’s employment, all of the covenants and agreements of Employee under this section 27 shall continue in full force and effect in accordance with the terms hereof, even if such termination is for cause.

PACIFIC CAPITAL BANCORP

By:
Donald E. Lafler,
Executive Vice President

Dated: October 16, 2003

Gary L. Wehrle

Dated: October 16, 2003

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EXHIBIT “F”

OPINION OF DELAWARE COUNSEL TO PCCI

[Form of Opinion of Morris, Nichols, Arsht & Tunnell]

October     , 2003

Pacific Capital Bancorp

1021 Anacapa St., Third Floor

Santa Barbara, CA  93101

Re:                               Pacific Crest Capital, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 2.02(l) of the Agreement and Plan of Reorganization (the “Agreement”) made and entered into as of the 16th day of October, 2003, by and between Pacific Capital Bancorp, a California corporation (“PCBC”), and Pacific Crest Capital, Inc., a Delaware corporation (the “Company”), which provides for PCBC’s acquisition of the Company pursuant to a merger (the “Merger”) of a direct or indirect subsidiary of PCBC (“Newco”) into the Company and the conversion of all outstanding shares of common stock of the Company (“Common Stock”) into the right to receive $26.00 per share in cash.  The Merger is to be effected pursuant to an Agreement and Plan of Merger by and between Newco and the Company (the “Merger Agreement”) to be attached to the Agreement as an exhibit.  In accordance with Section 2.02(l) of the Agreement, this opinion relates to the adjustment, in connection with the Merger, of the options granted under and pursuant to the Pacific Crest Capital, Inc. 1993 Equity Incentive Plan (the “1993 Plan”) and the Pacific Crest Capital, Inc. 2002 Equity Incentive Plan (the “2002 Plan” and, together with the 1993 Plan, the “Plans”) which have not expired and are outstanding as of the effective time (the “Effective Time”) of the Merger (the “Company Options”).

For purposes of rendering this opinion, the Company has provided to us and we have reviewed the Agreement; the Plans; the Form of Stock Option Agreement that we understand has been entered into by the Company and each holder of Company Options (the “Stock Option Agreement”); resolutions of the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”) dated October 16, 2003 (the “Committee Resolutions”) relating to the adjustment of Company Options at the Effective Time; and resolutions of the Board dated October 16, 2003 (the “Board Resolutions”) relating to the adjustment of Company Options at the Effective Time.

We have not reviewed any other documents for purposes of rendering this opinion (including any documents referred to in or attached as exhibits to the documents listed above) and have assumed that there are no documents that are contrary to or inconsistent with the opinion expressed herein.  We also have assumed that Delaware law, which was chosen as the governing law of the Plans as stated therein, would in fact be applied by a court construing the Plans; that the Plans, the Agreement and the Merger Agreement were duly authorized by the Company and that the Company Options were validly granted thereunder; that the Committee Resolutions and the Board Resolutions were duly adopted by the Committee and the Board, respectively, and will not be modified or rescinded; and that the Merger will be consummated at the Effective Time in accordance with the terms of the Agreement and the Merger Agreement.  In addition, because the matters addressed herein are primarily matters of contract interpretation under Delaware law, we have assumed that there is no relevant extrinsic evidence relating to the interpretation of the provisions of the Plans or the Stock Option Agreement relevant to the opinion expressed herein.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that, immediately following the Effective Time, pursuant to and in accordance with the Committee Resolutions and the Board Resolutions, (a) the number of shares of Common Stock covered by each Company Option shall be zero and such Company Options shall not be exercisable for or represent the right to acquire any shares of Common Stock, and (b) the holders of Company Options shall have the right to receive from the Company, upon exercise of a Company Option and delivery of the applicable exercise price, an amount in cash equal to the Per Share Consideration (as defined in the Agreement) [or, if a holder has executed and delivered to the Company an Optionee Agreement agreeing to the cancellation of such Company Option, the difference between the applicable exercise price and such Per Share Consideration.]  The reasons for our opinion are discussed below.

Under Delaware law, the effect on the Company Options of the Merger and of the Committee Resolutions and the Board Resolutions is primarily a matter of contract.  In other words, the rights of holders of Company Options are determined first and foremost by the terms of the Plans under which they were granted and the terms of the applicable Stock Option Agreement for each such Company Option.(1)  See 8 Del. C. § 157 (corporation may issue options, terms of which shall be set forth or incorporated in instrument evidencing option).  Delaware courts apply settled principles of contract interpretation in construing option plans and option agreements.  See Vague v. Bank One Corp., 2003 WL 22071564 at *2 n. 20 (Del. Ch. Aug. 27, 2003) (noting that an employee’s option agreement and option plan “collectively define the contractual relationship” between the employee and employer); Comrie v. Enterasys Networks, Inc., 2003 WL 22078655 at *9 (Del. Ch. Sep. 4, 2003) (stating, in construing an option agreement, that “[t]he primary goal of contract interpretation is to attempt to fulfill, to the extent possible, the reasonable shared expectations of the parties at the time they contracted”) (quotation omitted).  A Delaware court will first look to the entire agreement to assess whether the parties’ intent can be determined from the express words of the contract.  Comrie, supra, at *9.  If the terms of the contract “are clear on their face,. . . the court must apply the meaning that would be ascribed to the language by a reasonable third party.”  Id. (quotation omitted).  If the

(1)                                  The Stock Option Agreement states that each Company Option is granted under one of the Plans.

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terms of the contract are ambiguous, the court may consider extrinsic evidence to uphold “to the extent possible, the reasonable shared expectations of the parties at the time of contracting.”  Id. (citation omitted).

The Delaware Court of Chancery has applied these basic contract principles to option agreements in two recent cases.  In Vague v. Bank One Corp., the court applied the “plain language” of an option agreement and option plan to bar a former employee from exercising options to purchase stock of his employer because the employee did not comply with a provision in the option agreement that required the employee to exercise his options within six months of his retirement from the company.  Vague, supra, at *5.  In Comrie, the court found that the term “replacement value,” as used in an option contract, was ambiguous and therefore analyzed the parties’ drafting history to determine whether options should be valued as of the date they were granted or as of the date they were to be replaced.  Comrie, supra, at * 9-12.(2)

Turning to the key terms of the agreements most relevant in the present circumstances, Section 15(b) of the 2002 Plan, and Section 16(b) of the 1993 Plan, each authorizes the Board to make adjustments to the Company Options “in the event of any change in capitalization affecting the Common Stock” such as a merger.  Specifically, the relevant section in each Plan (referred to hereinafter in this opinion as the “Adjustment Provision”) provides:

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

*                                                                                         *                                                                                         *

(b)                                 In the event of any change in capitalization affecting the Common Stock of the Company after the Effective Date, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, (ii) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (iii) the number of shares of Common Stock covered by each outstanding Award, and (iv) the price per share in respect of outstanding Awards.

Section 3(c) of the 2002 Plan, and Section 3(c) of the 1993 Plan, each provides that the Committee has conclusive authority to construe and interpret the Plans:

(2)                                  The Court of Chancery has also recently stated that option holders who are cashed out through a merger transaction are not entitled to appraisal rights.  Andaloro v. PFPC Worldwide, Inc., 830 A.2d 1232, 1233 (Del. Ch. 2003).

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The Committee is authorized to construe and interpret the Plan to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person claiming under or through any Participant.

In addition, Section 7 of the Stock Option Agreement provides that each holder of a Company Option is required to accept any interpretation of the Committee relating to the Plans:

The Optionee acknowledges receipt of a copy of the [Plan], a copy of which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all the terms and provisions thereof.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the [Plan].

At the Effective Time of the Merger, each outstanding share of Common Stock (other than certain shares to be cancelled and shares held by stockholders who exercise appraisal rights under Delaware law) will be converted into the right to receive the Per Share Consideration of $26.00.  In our view, this conversion of the Common Stock falls within the operative language of the adjustment provision, i.e., “any change in capitalization affecting the Common Stock . . . such as a . . . merger.”  The conversion of all outstanding Common Stock into the right to receive cash is clearly a “change” with respect to each outstanding share, which will no longer remain outstanding.  Although in our view this proposition is clear as a matter of plain meaning, we note that the analysis of the Delaware Court of Chancery in a recent case further supports this conclusion.  In Mariner LDC v. Stone Container Corp., Del. Ch., C.A. No. 16724-NC, Lamb, V.C. (Nov. 13, 1998), the terms of a series of preferred stock that was convertible into common stock required that the conversion rights be amended in any merger other than a merger that did not result in a “change” in the outstanding shares of common stock.  Plaintiffs argued that no such amendment was required in a merger in which the corporation survived and in which outstanding common stock converted into stock of the acquiror, essentially arguing that such a conversion was not a “change” to the rights of the common stock.  The court rejected this argument, finding that a conversion of all outstanding common stock into different stock was clearly a “change” in that stock under the plain dictionary meaning of the word.  The court also noted that its conclusion would protect the conversion feature of the preferred stock because the amendment at issue would make the preferred convertible into what the common received in the merger.  Id. at 18 (stating that the court’s interpretation was “consistent with the common meaning of the words and supportive of the proper functioning of the protective provisions” of the preferred stock).(3) Finally, the court distinguished a prior case

(3)                                  The court also stated that the conversion feature could be undermined if target “remained free to engage in mergers in which all of its outstanding common stock was exchanged for some property,

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that had construed the words “alter or change” more narrowly in a preferred stock provision that did not, unlike the provision at issue in Stone Container or the Adjustment Provision at issue here, expressly apply in mergers.(4)

Under the Adjustment Provision, if there is a change in capitalization affecting the Common Stock, the Board is authorized to make “such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change . . . with respect to . . . the number of shares of Common Stock covered by each outstanding Award. . . .”  Accordingly, the Adjustment Provision gives the Board discretion to make appropriate adjustments to protect the value of Company Options in certain situations.  In the present case, the Board has exercised such discretion to adjust the number of shares subject to each Company Option down to zero so that from and after the Effective Time, such Company Options are no longer exercisable to receive shares of Common Stock; at the same time, the Board and the Committee have provided that holders of Company Options can exercise their options to receive the cash that the Common Stock received in the Merger.  This adjustment is being made in connection with the Merger and in recognition of the fact that all the outstanding Common Stock of the Company will be eliminated at the Effective Time and converted into the right to receive cash.  Accordingly, the adjustment maintains the linkage between the Company Options and the value of the Common Stock for which they were exercisable prior to the Merger.

We recognize that it might be argued that because the Adjustment Provision authorizes the Board to make “proportionate adjustments,” the Adjustment Provision should not be construed to allow the Board to decrease the number of shares subject to the Company Options to zero at the Effective Time, i.e., it might be argued that such an adjustment is not “proportionate.”  In the context of a merger where all shares are effectively eliminated for cash, we believe parallel treatment of the options is “proportionate” within the meaning of the Adjustment Provision – in other words, the Company Options are effectively being adjusted to give the holders thereof a pro rata right to exercise such options for the cash that they would have received for their shares in the Merger if they had exercised their options prior to the Merger.(5)

including cash, but, simply because the common stock of [target] survived the transaction [e.g., if target survived and its charter were not amended, but all outstanding shares were cashed out] ,the conversion feature of [the preferred stock] was not adjusted to make those shares convertible into such other property.”  Id. at 16.

(4)                                  Warner Communications v. Chris-Craft Indus., 583 A.2d 962 (Del. Ch. 1989), aff’d, 567 A.2d 419 (Del. 1989) (Table) (holding that preferred stockholders were not entitled to a vote on a proposed merger whereby their holdings were converted into a new series of preferred stock because the certificate of designation provided class voting only for amendments to the certificate of incorporation and did not provide class voting for amendments to the certificate effected through a merger);  Compare Elliott Assoc. v. Avatex Corp., 715 A.2d 843 (Del. 1998) (focusing on the word “merger” in the certificate of incorporation to hold that preferred stockholders were entitled to a class vote on a merger and distinguishing such provision from Warner, where the provision at issue did not reference class voting for mergers);  See also Benchmark Capital Partners IV, L.P. v. Vague, 2002 WL 1732423 (Del. Ch. July 15, 2002), aff’d, 822 A.2d 396 (Del. 2003) (Table) (applying Warner to certificate of incorporation provisions that did not specifically provide the preferred stockholders class voting rights for mergers).

(5)                                  We note also that under its dictionary meaning, the word “proportionate” may be used to mean equal or pro rata treatment, which is literally the case when every Company Option is adjusted to cover

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Moreover, the Adjustment Provision expressly grants the Board discretion to make such proportionate adjustments as it deems appropriate, and further grants the Committee conclusive, binding authority to interpret the Plans.  The Committee Resolutions clearly show that the Board’s exercise of discretion under the Plans is consistent with and authorized by the Committee’s interpretation of the Adjustment Provision.  Under the Stock Option Agreement, all holders of Company Options are bound by the Committee’s determination.  In such circumstances, we do not believe that the phrase “proportionately adjust” in the Adjustment Provision would be read by a court applying Delaware law to limit the Board’s authority to make the adjustments set forth in the Committee Resolutions and the Board Resolutions.(6)

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and the application of Delaware law as the same exist on the date hereof, and we undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.  The opinion herein expressed is intended solely for the benefit of the addressee hereof in connection with the transactions contemplated hereby and may not be relied upon by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

374115

zero shares.  See, e.g., Black’s Law Dictionary 1219 (6th ed. 1990) (“Proportionate. Adjusted to something else according to certain rate of comparative relation.  See Pro rata.”); Webster’s Third New International Dictionary 1819 (3rd ed. 1993) (including as definitions, inter alia,  “relative size,” “ratio,” “reasonable or desirable estimation or assignment of relative value,” “proper or equal share”).  Although dictionary definitions are not dispositive for purposes of contract construction under Delaware law, the Delaware courts have looked to such definitions in cases construing adjustment provisions, such as Stone Container.  Stone, supra, at 16.

(6)                                  It might also be argued that although the Adjustment Provision authorizes an adjustment to the number of shares of Common Stock covered by outstanding options, it does not necessarily allow the Board to substitute other consideration for the Common Stock.  This argument should fail because, in addition to the reasons discussed above, the terms of the Adjustment Provision show that the Adjustment Provision in fact does apply in situations where other securities or consideration will be substituted for the Common Stock.  Specifically, the Adjustment Provision applies in any “consolidation,” in which the Company and the Common Stock would necessarily cease to exist.  See 8 Del. C. § 251; Avatex, supra (focusing on the inclusion of the word “consolidation” in construing a preferred stock voting provision).

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